Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

GIBRALTAR INDUSTRIES, INC.,

ARUNDEL SQUARE GARDEN LLC,

and

BARNSBURY ESTATE LLC

Dated as of November 16, 2025

-i-

-ii-

-iii-

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of November 16, 2025, by and among Gibraltar Industries, Inc., a Delaware corporation (“Purchaser”), Arundel Square Garden, LLC, a Delaware limited liability company (the “Company”), and Barnsbury Estate LLC, a Delaware limited liability company (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding membership interest of the Company, which consists of 10 units (the “Company Units”);

WHEREAS, Purchaser desires to purchase all of the Company Units from Seller and Seller desires to sell all of the Company Units to Purchaser, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards or directors or managing member, as applicable, of each of the Company, Seller and Purchaser have approved their entry into this Agreement and the consummation of the transactions contemplated by this Agreement, as applicable, upon the terms and subjection to the conditions set forth herein; and

WHEREAS, one or more Persons that in aggregate hold a majority of the units of Seller having the rights and obligations specified with respect to a “Class A Unit” in the Second Amended and Restated Limited Liability Company Agreement of Seller (as amended, modified or supplemented from time to time in accordance with its terms, the “Seller LLC Agreement”) have delivered a written consent approving a Sale of the Company (as defined in the Seller LLC Agreement) (the “Requisite Consent”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS

Section 1.01.          Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accounting Firm” shall have the meaning set forth in Section 3.02(b).

“Accounting Principles” shall mean the accounting policies, principles, practices and methodologies set forth in Exhibit A.

“Adjustment Escrow Account” shall mean the escrow account established, designated and administered by the Escrow Agent pursuant to the Escrow Agreement.

“Adjustment Escrow Amount” shall mean $10,000,000.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such first Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise. Notwithstanding the foregoing, (a) in no event shall Seller, the Company or any of their Subsidiaries or Affiliates be considered an Affiliate of any investment fund affiliated with Strategic Value Partners, LLC or of any portfolio company of any investment fund affiliated with Strategic Value Partners, LLC, nor shall Strategic Value Partners, LLC or any investment fund affiliated with Strategic Value Partners, LLC, other than with respect to Section 7.05 and Section 7.13, or any portfolio company of any investment fund affiliated with Strategic Value Partners, LLC be considered an Affiliate of Seller, the Company or any of their Subsidiaries or Affiliates and (b) in no event shall any holder of more than 10% of the outstanding common stock of Purchaser be considered an affiliate of Purchaser, nor shall Purchaser be considered an Affiliate of any holder of more than 10% of the outstanding common stock of Purchaser.

“Affiliate Arrangement” shall have the meaning set forth in Section 5.08.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Alternative Financing” shall have the meaning set forth in Section 7.16.

“Anticorruption Laws” shall have the meaning set forth in Section 5.12(a).

“Antitrust/FDI Laws” shall have the meaning set forth in Section 7.05(c).

“Audited Balance Sheet Date” shall mean December 31, 2024.

“Audited Financial Statements” shall have the meaning set forth in Section 5.03(a).

“Books and Records” shall have the meaning set forth in Section 7.14(a).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law or executive order to close.

“Business Systems” shall mean the information technology and telecommunications systems, equipment and assets, including electronic data processing, information technology and computer systems, networks, hardware, software (including source code, object code, firmware, applications and databases), platforms, interfaces, websites, storage, servers, workstations, routers, hubs, switches, data communications lines, cloud services, outsourced or hosted services, and related equipment, in each case owned, used, leased or licensed by the Company or any of its Subsidiaries.

“Chosen Courts” shall have the meaning set forth in Section 10.09(a).

“Clean Team Agreement” shall mean the Clean Team Agreement, dated September 3, 2025, by and between Purchaser and OmniMax International, LLC.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Cash” shall mean the amount equal to all cash, cash equivalents and marketable securities, in each case in accordance with the Accounting Principles, and including wires, deposits or checks that have been received by, but not deposited into the bank accounts of, the Company and its Subsidiaries as of 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date; provided that, Closing Cash will be reduced by the all issued and outstanding and wires, deposits or checks of the Company and its Subsidiaries as of such time.

“Closing Consideration” shall mean (a) the Total Enterprise Value, minus (b) the Estimated Indebtedness, plus (c) the Estimated Cash, plus (d) the Estimated Net Working Capital Adjustment, minus (e) the Adjustment Escrow Amount, minus (f) the Estimated Company Transaction Expenses. The Closing Consideration shall be determined as contemplated by Section 3.01.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Closing Indebtedness” shall mean the Indebtedness of the Company and its Subsidiaries as of 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date.

“Closing Net Working Capital” shall mean the Net Working Capital as of 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date.

“Closing Net Working Capital Adjustment” shall mean (a) the Closing Net Working Capital minus (b) the Target Net Working Capital. For the avoidance of doubt, the Closing Net Working Capital Adjustment may be a positive or negative number.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

“Company Transaction Expenses” shall mean, without duplication, solely to the extent that any of the following obligations remain unpaid immediately prior to the Closing, the aggregate amount due and payable by the Company or its Subsidiaries for (a) the investment banking fees, brokers fees, financial advisor fees, (b) fees, costs and expenses to the extent, in each case, such amounts are payable, charged to or required to be reimbursed by the Company or its Subsidiaries in connection with the sale process conducted with respect to the Company and its Subsidiaries or in connection with the transactions contemplated by this Agreement (including any such fees and expenses of the Identified Counsel), (c) any retention, transaction or change of control bonuses payable to Continuing Employees solely as a result of the Closing (including, but not limited to, the items specifically identified as Company Transaction Expenses on Schedules 5.13(a) and 7.01(o), but excluding, for the avoidance of doubt, any such payments resulting from (i) regular performance bonuses or (ii) the termination of employment of any such Person at or after the Closing or any other action taken by, or at the direction of, Purchaser or any of its Affiliates or any other “double trigger” payments); and the Incremental Employer Payroll Taxes imposed thereon. Notwithstanding anything to the contrary contained herein, in no event shall “Company Transaction Expenses” include any (i) costs, fees or expenses related to the purchase of the RWI Policy or the “tail” policy pursuant to Section 7.08(c), (ii) fees or other costs referred to in Section 7.04 and Section 7.05(a), (iii) amounts paid or payable in connection with any of Purchaser’s or its Affiliates’ financing, (iv) amounts to the extent taken into account in the calculation of Closing Indebtedness or Closing Net Working Capital, (v) fees, costs and expenses of the Escrow Agent, (vi) the filing fees with respect to all filings and submissions under the HSR Act or (vii) payments required to be made pursuant to arrangements entered into by, or at the request of, Purchaser or its Affiliates in connection with Purchaser’s acquisition of the Company Units.

“Company Units” shall have the meaning set forth in the recitals.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated May 19, 2025, by and between Purchaser and OmniMax International, LLC.

“Consent” shall have the meaning set forth in Section 4.04.

“Continuing Employee” shall have the meaning set forth in Section 7.09(a).

“Contract” shall mean a legally binding contract, commitment, agreement or other obligation or arrangement.

“D&O Indemnified Person” shall have the meaning set forth in Section 7.08(a).

“D&O Insurance” shall have the meaning set forth in Section 7.08(c).

“Debt Agreements” shall mean the agreements identified on Schedule 1.01(a).

“Debt Commitment Letter” shall have the meaning set forth in Section 6.06(a).

“Debt Financing” shall have the meaning set forth in Section 6.06(a).

“Debt Financing Agreements” shall have the meaning set forth in Section 7.16(a).

“Debt Financing Sources” shall mean the Persons that have committed to provide the Debt Financing in connection with the transactions contemplated by this Agreement, including the parties to any commitment letters (including the Debt Commitment Letter), joinder agreements, or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, attorneys, agents and representatives and their respective permitted successors and permitted assigns; provided that none of Purchaser nor any of its Subsidiaries shall be a Debt Financing Source.

“Debt Payoff Amount” shall have the meaning set forth in Section 2.04(b).

“Debt Payoff Letters” shall have the meaning set forth in Section 7.11.

“DLLCA” shall mean the Limited Liability Company Act of the State of Delaware.

“DOJ” shall mean the U.S. Department of Justice.

“Enforceability Limitations” has the meaning set forth in Section 4.02.

“Environmental Law” shall mean any Law relating to pollution or protection of the environment, including the use, presence, Release of or exposure to (including health and safety as it relates to) any Hazardous Materials.

“Environmental Permits” shall mean any Permit required under applicable Environmental Laws.

“Equity Interest” shall mean any equity interest, share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, share of restricted stock, restricted stock unit, stock appreciation right, phantom stock, performance share or unit, warrant, right, profit participations or other security (including debt securities) or obligations convertible, exchangeable or exercisable into or for any such equity interest, share, capital stock, partnership, limited liability company, member or similar equity interest.

“Equityholder Loans” shall mean the agreements identified on Schedule 1.01(b).

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“Escrow Agent” shall have the meaning set forth in Section 2.03(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.03(a).

“Estimated Cash” shall have the meaning set forth in Section 3.01.

“Estimated Company Transaction Expenses” shall have the meaning set forth in Section 3.01.

“Estimated Indebtedness” shall have the meaning set forth in Section 3.01.

“Estimated Net Working Capital Adjustment” shall have the meaning set forth in Section 3.01.

“Estimated Statement” shall have the meaning set forth in Section 3.01.

“Exhibits” shall mean the exhibits to this Agreement.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of December 6, 2024 (as amended, restated, supplemented or otherwise modified from time to time in compliance with the terms of this Agreement), among, inter alios, OmniMax International, LLC, as the borrower, the lenders party thereto and MidCap Financial Trust, as administrative agent and collateral agent.

“Exigency Actions” shall mean reasonable actions taken in good faith in response to an Exigency Event to the extent such Exigency Event is directly impacting the Company and its Subsidiaries (provided that, to the extent reasonably practicable under the circumstances, the Company has consulted with Purchaser in good faith and taken into account Purchaser’s views with respect to such actions).

“Exigency Measures” shall mean any quarantine, ‘shelter in place,’ ‘stay at home,’ reduced capacity, social distancing, shut down, closure, sequester, safety or similar Law, Order or directive by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with an Exigency Event.

“Existing Revolving Credit Facility” shall mean that certain ABL Credit Agreement, dated as of December 6, 2024 (as amended, restated, supplemented or otherwise modified from time to time in compliance with the terms of this Agreement), among, inter alios, OmniMax International, LLC, as the borrower, PNC Bank, National Association as the administrative agent and collateral agent and the lenders from time to time party thereto.

“Final Cash” shall have the meaning set forth in Section 3.02(e).

“Final Closing Consideration” shall have the meaning set forth in Section 3.02(e).

“Final Company Transaction Expenses” shall have the meaning set forth in Section 3.02(e).

“Final Indebtedness” shall have the meaning set forth in Section 3.02(e).

“Final Net Working Capital Adjustment” shall have the meaning set forth in Section 3.02(e).

“Final Statement” shall have the meaning set forth in Section 3.02(c).

“Financial Statements” shall have the meaning set forth in Section 5.03(a).

“Financing Amount” shall have the meaning set forth in Section 6.06(g).

“Financing Representatives” shall have the meaning set forth in Section 7.16(b).

“Fraud” shall mean, with respect to any party, actual and intentional fraud under the Laws of the State of Delaware by such party in the making of the representations and warranties of such party pursuant to Article IV, Article V or Article VI, as applicable or the certificates referred to in Section 8.02(c) or Section 8.03(c). For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, constructive fraud, promissory fraud or any claim for fraud based on negligence or recklessness.

“FTC” shall mean the U.S. Federal Trade Commission.

“Fundamental Representations” shall mean the representations and warranties of (i) Seller set forth in Section 4.01(a), Section 4.02, Section 4.03 and (ii) the Company set forth in Section 5.01(a), Section 5.01(c), Section 5.02 and Section 5.05 and Section 5.21.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Authority” has the meaning set forth in Section 4.04(a).

“Hazardous Materials” shall mean any material, substance or waste listed, classified or regulated as “hazardous,” a “pollutant,” a “contaminant,” a “toxic substance,” or “hazardous waste” or “solid waste” pursuant to any Environmental Law, including petroleum or any fraction thereof, asbestos or asbestos-containing material and polychlorinated biphenyls.

“HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Identified Counsel” shall have the meaning set forth in Section 10.07.

“Income Taxes” shall mean any income, franchise, net profits, excess profits or similar Taxes measured on the basis of net income.

“Income Tax Return” shall mean any Tax Return with respect to Income Taxes.

“Incremental Employer Payroll Taxes” shall mean with respect to a compensatory payment, (a) the employer portion of any Medicare or other similar Taxes required to be paid with respect to such payment plus (b) the employer portion of any social security or other similar Taxes required to be paid with respect to such payment to the extent that the employer's share of social security or other similar Taxes required to be paid with respect to the recipient of such payment in the taxable year in which such compensatory payment is made exceeds the aggregate amount of social security or other similar Taxes that would otherwise have been due with respect to such recipient had the relevant payment not been made.

“Indebtedness” of any Person at any relevant determination shall mean, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person that are evidenced by a note, bond or debenture or similar instrument, (c) all obligations of such Person in respect of letters of credit or acceptances issued or created for the account of such Person, but only to the extent drawn, (d) the Tax Liability Amounts, (e) all obligations under capital or direct financing leases or any lease that is required to be classified as a finance lease on the face of a balance sheet prepared in accordance with the Accounting Principles (but excluding any operating leases in the Financial Statements), (f) all obligations in respect of accrued, declared or accumulated and unpaid dividends or distributions, (g) all net obligations under swaps, options, forward contracts, foreign currency hedges, derivatives, other hedging agreements or arrangements and similar agreement or arrangements, that will be payable upon termination thereof (assuming they were terminated on the date or time of determination), (h) all obligations representing the deferred or unpaid purchase price of goods, services, assets, securities or property (other than trade payables and trade debt to the extent reflected in Net Working Capital) or other similar payments of deferred or contingent purchase price relating to any acquisition of goods, assets, services, securities or property of any Person, and any pending purchase price adjustments (including working capital adjustments) in connection with any such acquisition in accordance with the Accounting Principles, (i) unpaid severance or similar obligations with respect to terminations of employment or similar service arrangements that occurred prior to the Closing and the Incremental Employer Payroll Taxes imposed thereon, (j) all accrued interest, prepayment penalties, make-whole payments and termination or breakage costs or penalties with respect to any Indebtedness referred to in clauses (a) through (i) above, and (k) all obligations of the type referred to in clauses (a) through (j) above, which have been guaranteed (or are subject to a similar agreement) by the Company or its Subsidiaries directly or indirectly in any manner or secured by any Lien on any asset of the Company or its Subsidiaries that survives the Closing. Notwithstanding anything to the contrary contained herein, in no event shall “Indebtedness” include any: (i) intercompany obligations solely between or among the Company or any of its wholly owned Subsidiaries, (ii) liability or obligation to the extent taken into account in the calculation of Net Working Capital or Company Transaction Expenses and (iii) obligations arising from any financing, debt or other similar arrangements of Purchaser or its Affiliates.

“Intellectual Property” shall mean all intellectual property and proprietary rights in any jurisdiction, whether registered or unregistered, including in or with respect to (a) trademarks, service marks, logos, brand names, trade dress, trade names and other identifiers of source or origin, together with the goodwill associated with the foregoing, (b) patents and patent applications, together with continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions, supplementary protection certificates and counterparts thereof, (c) invention disclosures, (d) copyrights and rights in works of authorship (including rights in computer software, databases or designs as a work of authorship), (e) trade secrets, know-how confidential information and other proprietary information that derives independent economic value, whether actual or potential, from not being known to other Persons, (f) computer software, and (g) domain names and social media handles; in each case, including any registrations of, applications to register, and renewals and extensions and counterparts of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

“Intentional Breach” shall mean, with respect to any agreement or covenant, an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching Person takes (or fails to take) and knows or reasonably should have known would cause a material breach of such agreement or covenant.

“International Plan” shall mean each Plan maintained outside the jurisdiction of the United States that provides benefits in respect of any employee that is primarily based outside the United States, including any such plan required to be maintained or contributed to by applicable Law, custom or rule of the relevant jurisdiction.

“Latest Balance Sheet Date” shall have the meaning set forth in Section 5.03(a).

“Laws” shall mean any applicable law, statute, ordinance, rule, Order or regulation or similar requirement of a Governmental Authority.

“Leases” shall have the meaning set forth in Section 5.14(b).

“Liens” shall mean any lien, security interest, mortgage, pledge or similar encumbrance.

“Litigation” shall have the meaning set forth in Section 4.05.

“Lookback Date” shall mean January 1, 2023.

“Management Member Loans” shall have the meaning set forth on Schedule 1.01(a).

“Material Adverse Effect” shall mean any event, fact, occurrence, development, effect or change that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, but excluding any such event, fact, occurrence, development, effect or change resulting from, individually or in the aggregate, (a) the execution of this Agreement or the announcement thereof, the pendency of the transactions contemplated by this Agreement, the identity of Purchaser or any of its Affiliates (including, in each case, the impact thereof on relationships, contractual or otherwise, with, or any action taken by, any customers, suppliers, vendors, distributors, sales agents, business partners, service providers, employees or Governmental Authorities) (excluding, in each case, any representation or warranty that addresses the consequences of the execution, delivery or performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated by this Agreement), (b) the announcement or other disclosure of Purchaser’s or any of its Affiliates’ plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company or any of its Subsidiaries, (c) changes in global or United States or foreign national, regional or local economic, financial, commodity, regulatory, social, political, market or industry conditions or events, including any actual or potential, complete or partial, sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority, (d) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates or monetary policy, in each case, in the United States or elsewhere in the world, including, in each case, those arising from or related to stoppages or shutdowns of any Governmental Authority, epidemics, pandemics or disease outbreaks or any escalation or material worsening of any such stoppages or shutdowns, pandemics, epidemics or disease outbreaks, existing on the date of this Agreement, (e) changes in Laws or changes in GAAP or the authoritative interpretation of any of the foregoing, including, in each case, those arising from or related to stoppages or shutdowns of any Governmental Authority, epidemics, pandemics or disease outbreaks or any escalation or material worsening of any such stoppages or shutdowns, pandemics, epidemics or disease outbreaks, (f) disasters, calamities, hurricanes, tropical storms, tropical depressions, earthquakes, floods, natural disasters or acts of God, (g) military conflict, riots, sabotage, declared or undeclared war or hostilities or any escalation or worsening of any of the foregoing, (h) terrorism of any kind (including any cyber-terrorism or any cyber-attack), (i) any epidemic, pandemic or disease outbreak or any worsening thereof (the events and changes described in clauses (f) through (i), “Exigency Events”), (j) any failure by the Company or any of its Subsidiaries in and of itself to meet any internal, published or other projections, forecasts, estimates, expectations, budgets or financial analyses for the Company or any such Subsidiary, including projections, forecasts, estimates or financial analyses prepared for, by or on behalf of Purchaser or any of its Affiliates (provided, however, that any event, fact, occurrence, development, effect or change that caused such failure to meet projections, forecasts, estimates or financial analyses shall not be excluded under this clause (j)); (k) any change in the Company’s credit rating (provided, however, that any event, fact, occurrence, development, effect or change that caused such change shall not be excluded under this clause (k)); or (l) any action expressly required by the terms of this Agreement; provided, further, that, to the extent such event, fact, occurrence, development, effect or change referred to in clauses (c), (d), (e), (f), (g), (h) or (i) have had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industry or industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate impact shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur.

“Material Contracts” shall have the meaning set forth in Section 5.11(a).

“Net Working Capital” shall mean (a) current assets (excluding any Closing Cash and, for the avoidance of doubt, any Income Tax assets and any deferred Tax assets) of the Company and its Subsidiaries, minus (b) current liabilities (excluding Company Transaction Expenses, and Indebtedness and, for the avoidance of doubt, any Income Tax liabilities and any deferred Tax liabilities) of the Company and its Subsidiaries, in each case, and calculated in accordance with the Accounting Principles.

“New Plans” shall have the meaning set forth in Section 7.09(b).

“Nonparty Affiliate” shall have the meaning set forth in Section 10.15.

“Objection Notice” shall have the meaning set forth in Section 3.02(b).

“Order” shall have the meaning set forth in Section 4.04(b).

“Organizational Documents” shall mean (a) with respect to any corporation, the articles or certificate of incorporation, as applicable, and the bylaws or code of regulations, as applicable, of such corporation; (b) with respect to any limited liability company, the articles of organization or certificate of formation and the limited liability company agreement or operating agreement, as applicable, of such limited liability company; (c) with respect to any general partnership or limited partnership, the certificate of partnership or certificate of limited partnership, as applicable, and the partnership agreement or limited partnership agreement, as applicable, of such general partnership or limited partnership; and (d) with respect to any other business entity, any similar documents providing for such entity’s organization and governance.

“Owned Real Property” shall have the meaning set forth in Section 5.14(a).

“Permits” shall have the meaning set forth in Section 5.09(b).

“Permitted Liens” shall mean (a) mechanics’, carriers’, workmen’s, materialmen’s repairmen’s or other similar Liens arising by operation of law or incurred in the ordinary course of business which are not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP on the consolidated financial statements of the Company, (b) Liens for Taxes, assessments, fees or other governmental charges which are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP on the consolidated financial statements of the Company, (c) Liens that are a zoning, entitlement or other land use or environmental regulation by any Governmental Authority which affect title to the property or assets of the Company or its Subsidiaries but do not materially impair the ability of the Company or its Subsidiaries to use or operate the property or asset to which they relate as presently used or operated, (d) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor, sublessor or other person in title under any license, lease or other agreement in respect of the real property being licensed, leased or occupied, (e) Liens securing the obligations of the Company or its Subsidiaries under the Debt Agreements as in effect on the date hereof or any other Indebtedness reflected on the consolidated financial statements of the Company, (f) zoning or building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that do not materially impair the ability of the Company or its Subsidiaries to use or operate the property or asset to which they relate as presently used or operated, (g) Liens incurred in the ordinary course of business and arising under workmen’s compensation, unemployment insurance, social security, retirement and similar Laws, (h) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (i) matters disclosed by any existing title insurance policies or title reports that do not and would not reasonably be expected to, individually or in the aggregate, materially and adversely impair the ownership or use of the real property to which they relate, and (j) nonexclusive licenses of Intellectual Property rights in the ordinary course of business.

“Personally Identifiable Information” shall mean information that identifies or, together with other reasonably available information, is reasonably capable of being used to identify, a natural person, or that otherwise constitutes “personal information,” “personal data,” or a similar term under applicable data privacy Laws.

“Prohibited Financing Amendments” shall have the meaning set forth in Section 7.16.

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Material Adverse Effect” shall have the meaning set forth in Section 6.01.

“Purchaser Related Party” shall mean any former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, representatives or Affiliates of Purchaser, or any former, current or future direct or indirect stockholder, equity holder, controlling person, portfolio company, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, representative or Affiliate of any of the foregoing.

“Purchaser Released Person” shall have the meaning set forth in Section 10.19(b).

“Purchaser Releasing Person” shall have the meaning set forth in Section 10.19(a).

“Purchaser Termination Fee” shall mean a cash amount equal to $55,000,000.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, or a Governmental Authority.

“Plans” shall mean, collectively, each material written employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change-in-control, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other material written fringe or other material written employee benefit plan, program, agreement or arrangement (including any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any employee or former employee of the Company or any of its Subsidiaries, but excluding any “multiemployer plan” (as defined in Section 3(37) of ERISA, a “Multiemployer Plan”) and any plan which is sponsored or maintained by a Governmental Authority.

“Post-Closing Adjustment Amount” shall have the meaning set forth in Section 3.02(e).

“Post-Closing Adjustment Statement” shall have the meaning set forth in Section 3.02(a).

“Pre-Closing Period” shall have the meaning set forth in Section 7.01.

“Pre-Closing Tax Period” shall mean any Tax Period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Tax Period through the end of the Closing Date.

“Registered Company Intellectual Property” shall have the meaning set forth in Section 5.16(a).

“Related Person” shall have the meaning set forth in Section 5.08.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of any Hazardous Materials into the environment (including indoor and outdoor air, soil, sediment, surface water and groundwater).

“Required Financing Information” shall mean: (i) (A) the audited consolidated balance sheet, as of December 31, 2024 and as of the last day of any subsequent fiscal year ended thereafter and on or prior to the date that is 120 days prior to the Closing Date, of OmniMax International, LLC and its Subsidiaries and the audited consolidated statements of operations and comprehensive operations, changes in equity and cash flows of OmniMax International, LLC and its Subsidiaries, together with the notes thereto, for the fiscal year ended December 31, 2024 and for any subsequent fiscal year ended thereafter and at least 120 days prior to the Closing Date, and (B) the unaudited consolidated balance sheet, as of June 27, 2025 and as of the last day of each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended thereafter and on or prior to the date that is 60 days prior to the Closing Date, of OmniMax International, LLC and its Subsidiaries, and the unaudited consolidated statement of operations of OmniMax International, LLC and its Subsidiaries for the 3- (in the case of first quarter financial statements), 6- (in the case of second-quarter financial statements), or 9- (in the case of third-quarter financial statements) month period then ended, (ii) all financial and related information relating to the Company and its Subsidiaries that is necessary to permit Purchaser to prepare customary pro forma financial statements and (iii) such other pertinent and customary information regarding the Company and its Subsidiaries (including their assets) reasonably requested by Purchaser to the extent that such information is requested in connection with the Debt Financing.

“RWI Policy” shall mean the Purchaser-Side Representations and Warranties Insurance Policy that shall be obtained by Purchaser in connection with this Agreement and the transactions contemplated by this Agreement, conditionally bound as of the date hereof.

“Sanctioned Country” shall mean any country or region that is or has been in the last five (5) years, the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria and the Donetsk, Luhansk and Crimea regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions list, including the Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List; (b) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly or otherwise controlled under applicable Sanctions Laws, by a Person or Persons described in clause (a); or (c) any Person acting on behalf of or at the direction of any Person described in clause (a) or (b); or (d) any Person that is organized, ordinarily resident, or located in a Sanctioned Country.

“Sanctions Laws” shall mean all applicable U.S. and non-U.S. Laws, statutes, measures and regulations relating to economic or trade sanctions, including the making or receiving of international payments and conduct of international transactions, administered or enforced by the U.S. Department of the Treasury Office of Foreign Assets Control and the U.S. Department of State, Global Affairs Canada, the Office of Financial Sanctions Implementation, or any other Governmental Authority.

“Schedules” shall mean the disclosure schedules delivered by the Company to Purchaser concurrently with the execution and delivery of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended.

“Seller Related Party” shall mean (a) any Persons that at any time prior to the Closing are or were direct or indirect stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, representatives or affiliates of Seller or the Company and (b) any former, current or future direct or indirect stockholder, equity holder, controlling person, portfolio company, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, representative or affiliate of any of the Persons referred to in clause (a) of this definition.  For the avoidance of doubt, “Seller Related Party” shall include Strategic Value Partners, LLC and each of its Affiliates.

“Seller Released Person” shall have the meaning set forth in Section 10.19(a).

“Seller Releasing Person” shall have the meaning set forth in Section 10.19(b).

“Solvent” shall have the meaning set forth in Section 6.07.

“Straddle Period” shall mean any Tax Period that includes, but does not end on, the Closing Date.

“Subject Courts” shall have the meaning set forth in Section 10.21.

“Subsidiary” of any Person shall mean any other Person of which such first Person (either alone or with any other Subsidiary) is the managing member or general partner, or owns securities or equity or other interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or, if no such governing body exists, the ownership of a majority of the outstanding voting securities of such Person.

“SVP Equityholder Loans” shall have the meaning set forth on Schedule 1.01(a).

“Target Net Working Capital” shall mean $109,140,000.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Liability Amount” shall mean, without duplication, an amount (which in the aggregate shall not be less than negative $500,000) equal to the sum of (a) the accrued and unpaid Income Taxes of the Company and its Subsidiaries (including any such amount arising from the Company or any of its Subsidiaries being a member of any affiliated group filing a consolidated, combined, unitary or other similar Tax Return or being included (or being required to be included) in any Tax Return of such group, including any such taxes imposed pursuant to Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or non-U.S. Tax Law)) for any Pre-Closing Tax Period that are due and payable following the Closing Date with respect to any final Income Tax Return that is not yet due (taking into account applicable extensions) and with respect to solely those jurisdictions in which the Company and its Subsidiaries has a net liability for unpaid Income Taxes of $10,000 or more or has a net prepayment or overpayment (including any estimated payments) of Income Taxes (including any refunds or credit for Taxes and any interest received thereon) of $10,000 or more, in each case, with respect to such Tax Period, and (b) any liability for the payment of any Income Tax of any other persons (1) as a result of any obligation under any tax sharing tax allocation or tax indemnity agreement (other than (A) any agreement solely among the Company and/or its Subsidiaries or (B) any agreement entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes) or (2) as a successor or transferee, in each case in this clause (b), to the extent such Taxes relate to any Pre-Closing Tax Period, which amount shall be determined (i) by including Transaction Tax Deductions in Pre-Closing Tax Periods of the Company and its Subsidiaries to the extent that such amounts are deductible by the Company or its Subsidiaries at a “more likely than not” (or higher) level of comfort under applicable Law, (ii) by taking into account any prepayment or overpayment (including any estimated payments) of Income Taxes by the Company or its Subsidiaries paid prior to the Closing Date and any refund or credit for Taxes (including any interest received thereon) of the Company or its Subsidiaries for any Pre-Closing Tax Periods, (iii) in accordance with past practice of the Company and its Subsidiaries in preparing Income Tax Returns (including any reporting positions, elections or accounting methods), (iv) by excluding any deferred Tax liabilities or any liabilities for accruals or reserves established or required to be established in accordance with GAAP for contingent Taxes or uncertain Tax positions, (v) by excluding any Taxes attributable to actions taken by the Company or its Subsidiaries after the Closing (including any tax elections made by Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement or any other actions that have an effect on or otherwise relate to any Pre-Closing Tax Period or Straddle Period) or otherwise arising as a result of any debt financing or refinancing arrangements entered into at the direction of Purchaser or its Affiliates, and (vi) by applying the conventions set forth in Section 7.12(c) for purposes of determining the amount of any Income Taxes allocable to the Pre-Closing Tax Period in the case of any Straddle Period.

“Tax Period” shall mean any taxable period.

“Tax Return” shall mean any return, report, information return or other similar document required to be filed with any Governmental Authority with respect to Taxes (including any attachments thereto or amendments thereof).

“Taxes” shall mean all taxes, charges, fees, duties, levies or other similar assessments, in each case, in the nature of a tax, imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, gain, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, including any interest, penalties or additions attributable thereto.

“Termination Date” shall have the meaning set forth in Section 9.02(b).

“Third-Party Intellectual Property Licenses” shall mean Contracts under which the Company or its Subsidiaries receive a license to Intellectual Property from any Person other than the Company or its Subsidiaries, excluding (a) nonexclusive licenses for commercially available, off-the-shelf software or software-as-a-service that are generally available on standard unmodified terms and involve aggregate annual payments of less than $500,000, (b) nonexclusive licenses that are incidental and ancillary to the primary purpose of such Contracts which is the provision or receipt of goods or services (including with respect to manufacturing, supply, servicing, distribution, retail, marketing and including customer and end user agreements) and entered into in the ordinary course of business and (c) customary grants of rights in Intellectual Property to the Company or its Subsidiaries in employee invention assignment or confidentially agreements on standard terms made available to Purchaser ((a)-(c) collectively, “Standard IP Agreements”).

“Total Enterprise Value” shall mean $1,335,000,000.

“Transaction Documents” shall have the meaning set forth in Section 10.04.

“Transaction Tax Deductions” shall mean the amount equal to the sum of any loss or deduction (or credits received in lieu thereof) to the maximum extent deductible for U.S. federal (and applicable state and local) Income Tax purposes in any Tax Period by the Company or its Subsidiaries relating to or arising from, without duplication, (a) transaction bonuses, change in control payments, severance payments, retention payments or similar payments (including the employer portion of any payroll or similar taxes payable with respect to such payments) made by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement (or included as a liability in the Final Net Working Capital Adjustment), (b) the fees, expenses, and interest incurred by the Company or its Subsidiaries with respect to the payment of Indebtedness (including, for the avoidance of doubt, amounts treated as interest for U.S. federal income tax purposes, any breakage fees or accelerated deferred financing fees, whether paid before, at or after the Closing or included in the definition of Indebtedness or included as a liability in the Final Net Working Capital Adjustment), (c) the amount of the Company Transaction Expenses (including any amounts that would be Company Transaction Expenses but for the fact they were paid prior to the Closing), (d) all fees, costs, and expenses incurred by the Company or its Subsidiaries in connection with or incident to this Agreement and the consummation of the transactions contemplated by this Agreement, including any such legal, accounting, consulting, transaction, closing and investment banking fees, costs, and expenses, in each case, in connection with the transactions contemplated by this Agreement, and (e) all capitalized costs and expenses (including all deferred financing fees) attributable to items included in Indebtedness. For the avoidance of doubt, the parties hereto agree for purposes of this definition that no less than seventy percent (70%) of any success-based fees are deductible for U.S. federal income tax purposes pursuant to Revenue Procedure 2011-29, 2011-18 IRB and are included in the calculation of Transaction Tax Deductions.

“Transfer Taxes” shall have the meaning set forth in Section 7.12(a).

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of Treasury under the Code, as amended from time to time (including any successor regulations).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, as amended, and any similar Law.

Section 1.02.          Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

ARTICLE II

SALE AND PURCHASE OF COMPANY UNITS

Section 2.01.          Sale and Purchase of Company Units. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to accept from Seller, all of its right, title and interest in and to the Company Units.

Section 2.02.          Closing. The closing of the sale and purchase of the Company Units (the “Closing”) shall take place by means of a virtual closing remotely via teleconference and through the electronic exchange of signatures at 8:00 a.m. (New York City time) on (a) the second (2nd) Business Day following the satisfaction or, to the extent permitted, waiver of the conditions set forth in Article VIII (other than those conditions that require delivery of a document or certificate, the taking of an action or are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions); or (b) such other date or at such other time or place as Purchaser and Seller may mutually agree in writing (email of counsel sufficient for such purpose); provided, that the Closing shall not occur prior to the first (1st) Business Day following the date that is forty-five (45) days after the date hereof. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.03.          Closing Deliveries.

(a)          Appointment of Escrow Agent. On or prior to the Closing Date, Purchaser, and Seller shall enter into a customary escrow agreement with a mutually agreed upon escrow agent (the “Escrow Agent”) effective as of the Closing Date, which shall be in form and substance reasonably acceptable to Seller and Purchaser and shall not contain any provisions that are not contemplated by this Agreement, other than customary mechanical provisions (the “Escrow Agreement”). All costs, fees, charges and expenses assessed by the Escrow Agent to maintain the Adjustment Escrow Account as required hereunder, and any and all penalties, obligations and liabilities associated therewith or arising therefrom, shall be paid by Purchaser.

(b)          Internal Revenue Service Form W-9. Seller shall deliver or cause to be delivered to Purchaser a properly completed and duly executed Internal Revenue Service Form W-9; provided, that Purchaser’s only remedy for the failure to deliver or cause to be delivered such IRS Form W-9 shall be to withhold in accordance with Section 2.05.

(c)          Unit Certificates; LLC Agreement. At the Closing, Seller shall deliver duly executed instruments of assignment and transfer and a duly executed amendment of the LLC Agreement in the form attached hereto as Exhibit B.

Section 2.04.          Closing Payments.

(a)          Payment of the Closing Consideration. At or prior to the Closing, Purchaser shall pay, or caused to be paid, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller at least two (2) Business Days prior to the Closing Date, an aggregate amount of cash equal to the Closing Consideration.

(b)          Debt Payoff. At or prior to the Closing, Purchaser shall pay, or cause to be paid, on behalf of the Company the amounts payable under the Debt Payoff Letters (the “Debt Payoff Amount”), by wire transfer of immediately available funds to the account or accounts designated in the respective Debt Payoff Letters.

(c)          Deposit of Escrow Amount. At or prior to the Closing, Purchaser shall deliver, or cause to be delivered, the Adjustment Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to the Adjustment Escrow Account.

(d)          Payment of Company Transaction Expenses. At or prior to the Closing, Purchaser shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries all Estimated Company Transaction Expenses by wire transfer of immediately available funds as directed by Seller in the Estimated Statement.

Section 2.05.          Withholding. Any Person that has any withholding obligation under the Code, or any applicable provision of Tax Law, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld. To the extent that amounts are so withheld and timely paid to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Provided that Seller has provided Purchaser with a valid IRS Form W-9 in accordance with Section 2.03(b), Purchaser (i) will use commercially reasonable efforts to notify in writing Seller as soon as reasonably practicable prior to the Closing Date if it identifies any obligation to deduct or withhold such Taxes and (ii) shall reasonably cooperate in good faith with Seller to (x) eliminate or reduce such withholding Taxes and (y) obtain any reasonably available refund of any amount deducted or withheld to the extent permitted under Tax Law.

ARTICLE III

DETERMINATION OF CLOSING CONSIDERATION AND POST-CLOSING ADJUSTMENTS

Section 3.01.          Closing Estimates. Not less than three (3) Business Days prior to the Closing, the Company shall prepare and deliver to Purchaser, a statement (the “Estimated Statement”) setting forth the calculation of the Company’s Closing Consideration for purposes of the Closing. In connection with calculating the Closing Consideration, the Company shall estimate in good faith the Closing Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), Closing Indebtedness (the “Estimated Indebtedness”), Closing Cash (“Estimated Cash”), Company Transaction Expenses (the “Estimated Company Transaction Expenses”). The Estimated Statement shall be prepared based upon the books and records of the Company and its Subsidiaries in accordance with this Agreement, including the definitions as provided in this Agreement and the Accounting Principles. The Estimated Statement shall include reasonably detailed calculations of each of the components of the Estimated Net Working Capital Adjustment, Estimated Indebtedness, Estimated Cash and the Estimated Company Transaction Expenses. The Company shall, if reasonably requested by Purchaser, provide Purchaser with reasonable access to the books and records of Seller, the Company and their respective Subsidiaries pertaining to the Estimated Statement (solely for the purpose of verifying the calculations set forth in the Estimated Statement).  The Company shall reasonably review any comments proposed by Purchaser with respect to the Estimated Statement, and will consider, in good faith, any appropriate changes to the estimates set forth therein prior to the Closing; provided that if there is a dispute over any of the calculations set forth in the Estimated Statement, such dispute shall not delay the Closing and the calculation of Closing Consideration delivered by the Company shall be used in determining the Closing Consideration. The failure of Purchaser to deliver comments on the Estimated Statement, shall not impair the rights of Purchaser under Section 3.02 or be deemed a waiver of rights or remedies under Section 3.02.

Section 3.02.          Post-Closing Adjustments.

(a)          As promptly as practicable after the Closing, but in no event later than ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (collectively, the “Post-Closing Adjustment Statement”) setting forth Purchaser’s calculation of the Closing Consideration, including the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash, Company Transaction Expenses, which shall be calculated in accordance with this Agreement and the Accounting Principles, together with reasonable supporting documentation for such calculations. In the event that Purchaser does not deliver to Seller the Post-Closing Adjustment Statement within ninety (90) days after the Closing Date, then (i) Purchaser shall be deemed to have delivered to Seller the Estimated Statement as the Post-Closing Adjustment Statement and Seller may, at its election and in its sole discretion,  prepare and deliver to Purchaser an Objection Notice in good faith in accordance with the terms of this Agreement and the Accounting Principles and the terms of Section 3.02(b)-(e) shall apply with respect thereto; or (ii) if Seller elects not to deliver an Objection Notice, Purchaser shall be deemed to have accepted the Estimated Statement and the Estimated Statement shall be conclusive, final and binding on all of the parties (in such instance, a “Final Statement”).

(b)          After Seller’s receipt of the Post-Closing Adjustment Statement until the determination of the Final Statement, Purchaser shall, and shall cause the Company and its Subsidiaries to, (i) permit Seller and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) of Purchaser, the Company and its Subsidiaries and their respective representatives pertaining to or used in connection with the preparation of the Post-Closing Adjustment Statement and provide Seller with copies thereof (as reasonably requested by Seller) and (ii) provide Seller and its representatives reasonable access to the employees and accountants of Purchaser, the Company and its Subsidiaries as reasonably requested by Seller. If Seller disagrees with any part of Purchaser’s calculation of the Closing Consideration, including the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash Company Transaction Expenses as set forth on the Post-Closing Adjustment Statement, then Seller shall, within forty-five (45) days after Seller’s receipt of the Post-Closing Adjustment Statement, notify Purchaser in writing of such disagreement (an “Objection Notice”) (it being understood and agreed that if any of Purchaser, the Company or its Subsidiaries fails to provide the access described in the first sentence of this (b), then such forty-five (45) day period shall be extended for an additional period of time until such access is provided and Seller has had a reasonable opportunity to review the requested books, records and other documents and to prepare and submit the Objection Notice). The Objection Notice shall specify in reasonable detail which aspects of the Post-Closing Adjustment Statement are being disputed and describe the basis for such dispute. If Seller does not deliver an Objection Notice within such forty-five (45) day period (as it may be extended as contemplated by the immediately preceding sentence), then Seller shall be deemed to have accepted the Post-Closing Adjustment Statement and Purchaser’s calculations set forth on the Post-Closing Adjustment Statement, which shall be conclusive, final and binding on all of the parties for all purposes hereunder (in such instance, a Final Statement). If an Objection Notice is delivered to Purchaser, then Purchaser and Seller shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Consideration, including the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash or Company Transaction Expenses, and any such resolution shall be conclusive, final and binding on all of the parties (in such instance, a Final Statement). In the event that Purchaser and Seller are unable to resolve all such disagreements within thirty (30) days after Purchaser’s receipt of such Objection Notice (or such longer period as Purchaser and Seller may agree in writing (email of counsel being sufficient for such purpose)), Purchaser or Seller shall submit such remaining disagreements to BDO, or if BDO is unable or unwilling to serve, a nationally recognized certified public accounting firm as is reasonably acceptable to Purchaser and Seller (the “Accounting Firm”).

(c)          Purchaser and Seller shall use commercially reasonable efforts to cause the Accounting Firm to resolve all remaining disagreements with respect to the computation of the Closing Consideration, including the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash, Company Transaction Expenses identified in the Objection Notice as soon as practicable, but in any event shall direct the Accounting Firm to render a determination within thirty (30) days after its retention. The Accounting Firm shall consider only those items and amounts in Purchaser’s and Seller’s respective calculations of the Closing Consideration, including the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash, and/or Company Transaction Expenses that are identified as being items and amounts to which Purchaser and Seller have been unable to agree. In resolving any disputed item, the Accounting Firm shall act as an expert and not as an arbitrator and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party in the Post-Closing Adjustment Statement or the Objection Notice, as the case may be. The Accounting Firm’s determination of the Closing Consideration, including the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash, and/or Company Transaction Expenses, as applicable, shall be based solely on written materials submitted by Purchaser and Seller (i.e., not on independent review) and on the definitions set forth in, and on a basis consistent with, this Agreement and the Accounting Principles. The determination of the Accounting Firm shall be conclusive, final and binding upon the parties hereto and shall not be subject to appeal or further review (other than with respect to fraud or manifest error).

(d)          The costs and expenses of the Accounting Firm in determining the Closing Consideration, including the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or the Company Transaction Expenses shall be borne by Seller and Purchaser based on the inverse of the percentage the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the total items in dispute amount to $1,000 and the Accounting Firm awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Seller.

(e)          The Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Company Transaction Expenses set forth on any Final Statement as determined in accordance with this Section 3.02 are the “Final Net Working Capital Adjustment,” “Final Indebtedness,” “Final Cash,” “Final Company Transaction Expenses,” respectively. For purposes of this Agreement, “Final Closing Consideration” means, without duplication, (i) Total Enterprise Value, minus (ii) Final Indebtedness, plus (iii) Final Cash, plus (iv) Final Net Working Capital Adjustment, minus (v) the Adjustment Escrow Amount, minus (vi) Final Company Transaction Expenses. For purposes of this Agreement, “Post-Closing Adjustment Amount” means (x) the Final Closing Consideration, minus (y) the Closing Consideration. The Post-Closing Adjustment Amount may be a positive or negative number. Within two (2) Business Days after the Final Closing Consideration and the Post-Closing Adjustment Amount are finally determined pursuant to this Section 3.02:

(i)          If the Post-Closing Adjustment Amount is a positive amount, (A) Purchaser shall promptly pay to an account or accounts designated by Seller in writing an amount equal to the Post-Closing Adjustment Amount and (B) Purchaser and Seller shall provide joint written instructions to the Escrow Agent to release all amounts remaining in the Adjustment Escrow Account to an account or accounts designated by Seller in writing for payment to Seller.

(ii)         If the Post-Closing Adjustment Amount is a negative amount, Purchaser and Seller shall promptly provide joint written instructions to the Escrow Agent to (A) pay to Purchaser an amount equal to the lesser of (x) the absolute value of the Post-Closing Adjustment Amount and (y) the amount in the Adjustment Escrow Account, and (B) release any amounts remaining in the Adjustment Escrow Account after the payment of the amount in clause (A) to an account or accounts designated in writing by Seller, if any. Notwithstanding anything in this Agreement to the contrary, if the Post-Closing Adjustment Amount is a negative amount and the absolute value of such amount is greater than the amount in the Adjustment Escrow Account, (y) Purchaser shall only be entitled to receive the amount in the Adjustment Escrow Account and not any other amount and the Post-Closing Adjustment Amount shall be automatically reduced accordingly and (z) Purchaser will not have any claim for, and hereby releases each Seller Related Party from any obligation in respect of, any additional amounts in connection therewith.

(f)          Any payment to be made to Seller pursuant to this Section 3.02 shall be treated by all parties for Tax purposes as additional purchase price, unless otherwise required pursuant to a “final determination” within the meaning of Section 1313 of the Code (or any comparable state or local Law).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Schedules (it being understood that the disclosure of an item in one section of the Schedules as an exception to a particular representation or warranty will be deemed adequately disclosed as an exception, with respect to other representations and warranties, if the relevance of such item to such other representations and warranties is reasonably apparent on the face of such disclosure), Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

Section 4.01.          Organization and Qualification.

(a)          Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all requisite limited liability company power and authority to own its properties and assets, to own, pledge or dispose of the Company Units and to conduct its business as it is currently being conducted and is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the nature of its business as currently conducted or the ownership of its properties or assets makes such qualification necessary, except where the failure to have such power or authority or to be so qualified or in good standing would not reasonably be expected to prevent or materially delay Seller’s performance of its obligations under this Agreement or the consummation by Seller of the transactions contemplated by this Agreement.

(b)          Seller has made available to Purchaser true and complete copies of the Organizational Documents of Seller in effect as of the date of this Agreement.  The Organizational Documents of Seller have not been amended from the forms made available to Purchaser in a manner adversely affecting the Company or amending, expanding, or affecting the obligations of Purchaser, and remain in full force and effect.

Section 4.02.          Authority; Binding Effect. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of its obligations under this Agreement by Seller, and the consummation by Seller of the transactions contemplated by this Agreement, have been duly authorized by all necessary limited liability company actions on the part of Seller and no other limited liability company action on the part of Seller is required to authorize the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations under this Agreement and the consummation by Seller of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement has been duly authorized, executed and delivered by each of the other parties hereto, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, in each case, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Enforceability Limitations”). One or more Persons that in aggregate hold a majority of the units of Seller having the rights and obligations specified with respect to a “Class A Unit” in the Seller LLC Agreement have delivered the Requisite Consent, which constitutes a valid approval of a Sale of the Company (as defined in the Seller LLC Agreement).

Section 4.03.          Ownership of Company Units. (a) Seller is the record and beneficial owner of all of the Company Units; (b) Seller owns the Company Units free and clear of all Liens (other than restrictions arising under the Company’s Organizational Documents and restrictions relating to the transferability of securities under applicable securities Laws); and (c) except for the Company Units, Seller does not own, beneficially or of record, any other Equity Interests of the Company.

Section 4.04.          Consents and Approvals; No Violation.

(a)          The execution and delivery of this Agreement by Seller does not, and the performance by Seller of its obligations under this Agreement and the consummation by Seller of the transactions contemplated by this Agreement will not, require Seller to obtain any consent, approval, clearance, authorization or Permit of, or to make any filing with or notification to (“Consent”), any judicial, legislative, executive, regulatory or administrative authority, agency, commission, court or other governmental entity or authority, whether local, state, provincial, provincial, federal or foreign, or other quasi-governmental entity self-regulated organization or other non-governmental regulatory authority, including any supranational body or any political or other subdivision, department or branch of any of the foregoing, or any arbitrator, court or tribunal of competent jurisdiction (“Governmental Authority”), except (i) for compliance with the applicable requirements, if any, of the HSR Act and any other Antitrust/FDI Laws, (ii) for such filings as may be required by any applicable federal or state securities or “blue-sky” Laws, and (iii) for those Consents the failure of which to be obtained or made would not reasonably be expected to prevent, materially delay or materially impair Seller’s performance of its obligations under this Agreement or the Transaction Documents or the consummation by Seller of the transactions contemplated by this Agreement.

(b)          The execution and delivery of this Agreement by Seller does not, and the performance by each of Seller of its obligations under this Agreement and the consummation by Seller of the transactions contemplated by this Agreement will not, (i) conflict with or violate the Organizational Documents of Seller, (ii) assuming receipt of the Consents of Governmental Authorities referred to in Section 4.04(a), Section 5.06(a) and Section 6.03(a), violate any Law or any judgement, order, writ, decision, stipulation or decree of any Governmental Authority (“Order”) applicable to Seller, (iii) result in any violation or breach of, or constitute a default (or an event that without notice or lapse of time or both would constitute a default) under, any Contract or Permit to which Seller is a party or by or to which Seller is bound or subject or (iv) result in the imposition of any Lien on the Company Units, except in the case of clauses (ii) through (iv) for such conflicts, violations or Liens that would not reasonably be expected to prevent, materially delay or materially impair Seller’s performance of its obligations under this Agreement or the Transaction Documents or the consummation of the transactions contemplated by this Agreement.

Section 4.05.          Absence of Litigation. (i) There is no civil, criminal, judicial or administrative action, arbitration, claim, suit, litigation, governmental investigation or proceeding or other similar dispute, at law or in equity(“Litigation”) pending, or to the knowledge of the Company, threatened, against Seller which, if determined adversely to Seller, would reasonably be expected to prevent, materially impair or materially delay Seller’s performance of its obligations under this Agreement or the Transaction Documents or the consummation by Seller of the transactions contemplated by this Agreement and (ii) Seller is not a party to or subject to, or in default under or violation of, any Order that would reasonably be expected to prevent or materially delay Seller’s performance of its obligations under this Agreement or the consummation by Seller of the transactions contemplated by this Agreement.

Section 4.06.          Solvency. Seller is not entering into this Agreement or the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors. Assuming (x) the satisfaction of the conditions set forth in Section 8.01 and Section 8.03, (y) the accuracy of the representations and warranties set forth in Article VI and (z) the performance in all material respects by Purchaser of the covenants and agreements contained in this Agreement, then immediately after giving effect to the transactions contemplated by this Agreement, including the payment of the Closing Consideration, any repayment or refinancing of Indebtedness contemplated by this Agreement (including payment of the Debt Payoff Amount), payment of any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and payment of all related fees and expenses of Seller, Seller and its Subsidiaries, on a consolidated basis, will be Solvent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Schedules (it being understood that the disclosure of an item in one section of the Schedules as an exception to a particular representation or warranty will be deemed adequately disclosed as an exception with respect to other representations and warranties if the relevance of such item to such other representations and warranties is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Purchaser as of the date hereof as follows:

Section 5.01.          Organization and Qualification.

(a)          The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite limited liability company power and authority to own its properties and assets and to conduct its business as it is currently being conducted and is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the nature of its business as currently conducted or the ownership of its properties or assets makes such qualification necessary, except where the failure to have such power and authority or to be so qualified or in good standing would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)          Each Subsidiary of the Company (i) is a duly organized and validly existing corporation, partnership or limited liability company in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate, partnership or limited liability company power and authority to own its properties and assets and to conduct its business as it is currently being conducted and (iii) is duly qualified and in good standing to do business as a foreign corporation, partnership or limited liability company in each jurisdiction in which the nature of its business as currently conducted or the ownership of its properties or assets makes such qualification necessary, except where the failure to be so organized, validly existing, in good standing or qualified or to have such power or authority would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)          The Company has made available to Purchaser true and complete copies of the Organizational Documents of the Company as in effect as of the date of this Agreement. The Organizational Documents of the Company are in full force and effect and the Company is not in violation of any of its Organizational Documents except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d)          The Company has made available to Purchaser true and complete copies of the Organizational Documents of each of its Subsidiaries as in effect as of the date of this Agreement. The Organizational Documents of each of its Subsidiaries are in full force and effect and the applicable Subsidiary is not in violation of any of its Organizational Documents except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.02.          Authority; Binding Effect. The Company has all requisite limited liability company power and limited liability company authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of its obligations under this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly authorized by all necessary limited liability company actions on the part of the Company, as applicable, and no other limited liability company action on the part the Company or its holders of Equity Interests is required to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement has been duly authorized, executed and delivered by each of the other parties, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, in each case, except as such enforcement may be limited by the Enforceability Limitations.

Section 5.03.          Financial Statements.

(a)          Attached hereto as Schedule 5.03(a) are copies of (i) the unaudited consolidated balance sheet, as of June 27, 2025 (the “Latest Balance Sheet Date”), of OmniMax International, LLC and its Subsidiaries, and the unaudited consolidated statement of operations of OmniMax International, LLC and its Subsidiaries for the six-month period then ended (such statements, the “Latest Financial Statements”), and (ii) the audited consolidated balance sheet, as of December 31, 2024, of OmniMax International, LLC and its Subsidiaries and the audited consolidated statements of operations and comprehensive operations, changes in equity and cash flows of OmniMax International, LLC and its Subsidiaries, together with the notes thereto, for the fiscal year ended December 31, 2024 (such statements and notes, the “Audited Financial Statements,” and together with the Latest Financial Statements, the “Financial Statements”). The Financial Statements have been prepared from the books and records of the Company and its consolidated Subsidiaries. The Financial Statements fairly present, in all material respects, the consolidated financial position and results of operations of OmniMax International, LLC and its Subsidiaries, as of the date thereof, and the consolidated statements of operations and comprehensive loss, changes in members’ equity and cash flows of OmniMax International, LLC and its Subsidiaries, for the periods set forth therein in accordance with GAAP as in effect on the date thereof, except as otherwise noted therein and, in the case of the Latest Financial Statements, subject to normal and recurring year-end adjustments (which are not expected to be material, individually or in the aggregate) and the absence of footnote disclosures.

(b)          The Company has established and maintains systems of internal accounting controls reasonable for a privately held company of its size and maturity to provide reasonable assurances that transactions are executed in accordance with management’s general or specific authorizations.  Since the Lookback Date, neither the Company, any of its Subsidiaries nor to the knowledge of the Company, any of their respective directors, officers, auditors or independent accountants have received written notice of (i) any material weakness regarding the accounting or auditing practices, procedures or methods of the Company or any of its Subsidiaries or their internal accounting controls (including allegations, or claims that the Company or any of its Subsidiaries have engaged in questionable accounting or auditing practices) or (ii) any fraud that involves management or other employees who have a significant role in the preparation of financial statements or internal controls over financial reporting of the Company and its Subsidiaries.

Section 5.04.          Absence of Certain Changes or Events.

(a)          Except (i) as reflected or reserved for in the Financial Statements and (ii) for the transactions expressly contemplated by this Agreement, since the Latest Balance Sheet Date through the date hereof, the Company and its Subsidiaries, taken together, have conducted their businesses, in all material respects, in the ordinary course.

(b)          Since the Latest Balance Sheet Date through the date hereof, the Company and its Subsidiaries have not taken any action that would have been prohibited by or required the consent of Purchaser under clauses (a) (with respect to the Company), (b)(i) (with respect to the Company), (c), (d), (e), (f), (g), (i), (j), (l), (m) or (n) of Section 7.01, had Section 7.01 been applicable during such period.

(c)          Since the date of the Latest Balance Sheet Date, there has not occurred any event that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05.          Ownership of Company Units; Capitalization.

(a)          The Company Units have been duly authorized and validly issued, and, to the extent applicable, are fully paid and non-assessable, and were issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom, and have not been issued in violation of, and are not subject to, any purchase or call option, any preemptive rights, rights of first refusal or any similar rights. Except for the Company Units, there are not any other Equity Interests of the Company.

(b)          Except for the Company Units, there are no preemptive or other outstanding Equity Interests, rights, options, phantom equity, equity appreciation rights, performance-based rights, profit participation rights, warrants, agreements, arrangements or commitments of any character under which the Company is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any shares of capital stock of the Company or any debt or equity securities or obligations exercisable or exchangeable for, or convertible into, any Equity Interests of the Company, and no debt or equity securities or obligations evidencing such rights are authorized, issued or outstanding. There is no obligation of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company.

(c)          Each share of capital stock, limited liability company interest or other equity interest of each Subsidiary of the Company issued and outstanding as of the date hereof has been duly authorized and validly issued, is, to the extent applicable, fully paid and nonassessable, and were issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom, and have not been issued in violation of, and are not subject to, any purchase or call option, any preemptive rights, rights of first refusal or any similar rights.

(d)          The Company, alone or together with one or more of its Subsidiaries, is the beneficial owner of one hundred percent (100%) of the Equity Interests of each of its Subsidiaries, in each case free and clear of all Liens (other than restrictions arising under the Organizational Documents and restrictions relating to the transferability of securities under applicable securities Laws). There are no preemptive or other outstanding Equity Interests, rights, options, phantom equity, equity appreciation rights, performance-based rights, profit participation rights, warrants, agreements, arrangements or commitments of any character under which any Subsidiary of the Company is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any shares of capital stock of such Subsidiary of the Company or any debt or equity securities or obligations exercisable or exchangeable for, or convertible into, any Equity Interests of such Subsidiary of the Company, and no debt or equity securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 5.06.          Consents and Approvals; No Violation.

(a)          The execution and delivery of this Agreement by the Company does not, and the performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company will not, require the Company to obtain any Consent from any Governmental Authority, except (i) for compliance with the applicable requirements, if any, of the HSR Act and any other Antitrust/FDI Laws, (ii) for such filings as may be required by any applicable federal or state securities or “blue-sky” Laws, and (iii) for those Consents the failure of which to be obtained or made would not reasonably be expected (y) to be material to the Company and its Subsidiaries, taken as a whole, or (z) to prevent, materially delay or materially impair the Company’s performance of its obligations under this Agreement or the Transaction Documents or the consummation by the Company of the transactions contemplated by this Agreement.

(b)          The execution and delivery of this Agreement by the Company does not, and the performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with or violate the Organizational Documents of the Company, (ii) conflict with or violate the Organizational Documents of any Subsidiary of the Company, (iii) assuming receipt of the Consents of Governmental Authorities referred to in Section 5.06(a) and Section 6.03(a), violate any Order applicable to the Company or any of its Subsidiaries, (iv) result in any violation or breach of, or constitute a default (or an event that without notice or lapse of time or both would constitute a default) under, or give rise to (or accelerate) any payment obligation or loss of any benefit by the Company or its Subsidiaries under, any Contract or Permit to which the Company or any of its Subsidiaries are a party or by which the Company or any of its Subsidiaries (or their assets) are bound or (v) result in the imposition of any Lien on any of the assets or properties of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above, for such conflicts, violations, breaches, defaults or Liens that would not reasonably be expected (y) to be material to the Company and its Subsidiaries, taken as a whole, or (z) to prevent, materially delay or materially impair the Company’s performance of its obligations under this Agreement or the Transaction Documents or the consummation by the Company of the transactions contemplated by this Agreement.

Section 5.07.          Absence of Litigation. (i) There is no Litigation pending, or to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries are a party to or subject to, or in default under or in violation of any Order, which, in the case of clauses (i) and (ii), except as would not reasonably be expected (y) to be material and adverse to the Company and its Subsidiaries, taken as a whole, or (z) to prevent, materially delay or materially impair the Company’s performance of its obligations under this Agreement or the Transaction Documents or the consummation by the Company of the transactions contemplated by this Agreement.

Section 5.08.          Affiliate Transactions. None of (a) Strategic Value Partners, LLC and its Affiliates and (b) the Company’s Affiliates (other than the Company’s Subsidiaries), or any the Company’s stockholders, members, directors, managers or officers (or any of such Person’s immediate family members or Affiliates (collectively, “Related Persons”)) (i) is involved in or party to any material business arrangement or any current Contract with or binding upon the Company or any of its Subsidiaries, other than any Organizational Documents of the foregoing Persons (other than employment arrangements entered into in the ordinary course of business) or (ii) owns any direct or indirect interest in any material property or material right, tangible or intangible, that is owned or used by the Company or any of its Subsidiaries, other than Seller’s ownership of the Company Units (the agreements, contracts, relationships and other arrangements described in the foregoing clauses (i) and (ii), an “Affiliate Arrangement”).

Section 5.09.          Permits; Compliance with Laws.

(a)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Lookback Date, the Company and each of its Subsidiaries have been in compliance with all Permits (as defined below) applicable to the conduct of the business of the Company or any such Subsidiary.

(b)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries possess all registrations, licenses, exemptions, authorizations, grants, consents, clearances, permits and orders or other similar filings of Governmental Authorities (collectively, the “Permits”) required under applicable Laws to carry on their respective businesses as currently being conducted and (ii) each such Permit is valid, subsisting and in full force and effect.

(c)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Lookback Date the Company and each of its Subsidiaries have been in compliance with all Laws applicable to the conduct of the business of the Company or any such Subsidiary.

Section 5.10.          No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries have any liabilities, except for liabilities (i) that are expressly reflected and adequately reserved against in the Financial Statements (including the notes thereto), (ii) that have been incurred in the ordinary course of business since the Latest Balance Sheet Date, (iii) that have been incurred under, or contemplated by, this Agreement or liabilities incurred in connection with the transactions contemplated by this Agreement that will be reflected in the calculation of Closing Indebtedness, Company Transaction Expenses or Closing Net Working Capital, (iv) that are executory performance obligations under existing contracts (that do not result from a breach or default thereunder) or (v) that are not material to the Company and its Subsidiaries, taken as a whole.

Section 5.11.          Material Contracts.

(a)          Schedule 5.11(a) sets forth a list of each Contract (that is not a Plan) to which the Company or its Subsidiaries are a party or by which any of its properties or assets are bound which (any such Contract, regardless of whether such Contract is listed on Schedule 5.11(a), a “Material Contract”), as of the date hereof:

(i)          is a Contract (excluding any purchase orders) with any supplier of the Company or its Subsidiaries to whom the Company and its Subsidiaries have made expenditures in excess of $15,000,000 for the 12-month period ended June 27, 2025;

(ii)         is a contract (excluding any purchase orders) with any customer of the Company or its Subsidiaries from whom the Company and its Subsidiaries have received revenues (net of all rebates, discounts and allowances) in excess of $5,000,000 for the 12-month period ended June 27, 2025;

(iii)        contains any (A) covenant that materially limits the ability of the Company or any of its Subsidiaries (including, upon consummation of the transactions contemplated by this Agreement, Purchaser or its Subsidiaries or affiliates ) to engage in any line of business, or to compete with any Person or operate at any geographic location, including any non-compete or exclusivity provisions with respect to any line of business or geographic area, (B) take-or-pay requirements where the Company or its Subsidiaries are purchaser or other exclusivity rights, rights of refusal, put or call rights, rights of first negotiation or similar rights or terms provided to any Person, in each case, that are material to the Company, (C) restriction to the conduct of any line of business that is material to the Company or (D) grant to any Person of “most favored nation” pricing terms;

(iv)        relates to a partnership, joint venture, profit-sharing (or loss-sharing) arrangement or similar arrangement, including any Contract involving co-investment or any ownership interest in any other Person or business enterprise (other than a wholly-owned Subsidiary of the Company), but excluding any rebate program or rebate arrangement entered into in the ordinary course of business with customers of the Company and its Subsidiaries which are on terms consistent in all material respects with the Company’s standard terms and conditions related to rebate programs which have been provided to Purchaser;

(v)         relates to the creation, incurrence, assumption or guarantee of borrowed money or extension of credit, in each case having a principal amount of indebtedness in excess of $7,500,000 or is a Contract under which it has advanced or loaned to any other Person (other than the Company or any of its Subsidiaries) amounts in excess of $7,500,000;

(vi)        is a collective bargaining agreement or other labor agreement with any union, works council, or other labor organization (each, a “CBA”);

(vii)       is a settlement, conciliation, or similar agreement (i) with a Governmental Authority pursuant to which the Company or any of its Subsidiaries has continuing obligations, (ii) that impose material non-monetary obligations on the Company or any of its Subsidiaries, but excluding any confidentiality, non-disparagement, admission of non-liability covenants, (iii) or involving the payment of more than $5,000,000 since the Lookback Date;

(viii)      is a Contract pursuant to which the Company or its Subsidiaries are a lessor or lessee of any real or personal property involving payments in excess of $10,000,000 per annum;

(ix)        is a Contract with respect to any acquisition or divestiture of assets, business, product line, Company Units, or other Equity Interests in, the Company or any of its Subsidiaries (or their former subsidiaries), (A) entered into after Lookback Date, for aggregate consideration in excess of $10,000,000, or (B) pursuant to which the Company or any of its Subsidiaries have continuing indemnification, guarantee, “earn-out” or other material contingent payment obligations;

(x)          any Contract that is an Affiliate Arrangement;

(xi)        (i) all Third-Party Intellectual Property Licenses, (ii) all Contracts under which the Company or any of its Subsidiaries license to other Persons (other than the Company or its Subsidiaries) any right to any Company Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, and (iii) any Contract (A) governing the development for the Company and its Subsidiaries of any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole or (B) related to Intellectual Property that restricts the Company’s or Subsidiaries’ use or exploitation of such Intellectual Property in a manner that is material to the business of the Company and its Subsidiaries, taken as a whole (including as applicable, coexistence, or concurrent use agreements or similar Contracts entered into in connection with the resolution of a claim or dispute related to Intellectual Property), in each case, excluding any Standard IP Agreements;

(xii)       relating to any interest rate, foreign exchange, derivatives or hedging transaction with a notional amount equal to or greater than $5,000,000;

(xiii)      any Contract involving or relating to a capital expenditure or containing a future or remaining capital expenditure commitment by the Company or its Subsidiaries in excess of $1,000,000;

(xiv)       any Contract with a Governmental Authority;

(xv)        that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

(b)          Except as has not been or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the applicable entity, and, to the knowledge of the Company, each other party thereto, as applicable, and in full force and effect (except that such enforcement may be subject to applicable Enforceability Limitations), (ii) there is no event or condition which has occurred or exists, which constitutes or would constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, the other party thereto and (iii) neither the Company nor any of its Subsidiaries have received written or, to the knowledge of the Company, oral notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respect the terms of any such Material Contract.

(c)          The Company has delivered or made available to Purchaser or provided to Purchaser for review, prior to the execution of this Agreement, true and complete copies of all of the Material Contracts (including, for the avoidance of doubt, all material amendments, schedules and exhibits thereto).

Section 5.12.          Anticorruption Law; Sanctions.

(a)          Except for matters that have not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2019, neither the Company nor any of its Subsidiaries, nor their directors, officers, employees, or, to the knowledge of the Company, agents or third-party representatives to the extent acting on behalf of the Company or any Subsidiary, (i) have taken any action that would cause the Company or any such Subsidiary to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or any similar anti-bribery Law or regulations applicable to the Company or any of such Subsidiaries (collectively, the “Anticorruption Laws”), or (ii) have, directly or indirectly, made, offered, authorized, facilitated, received, or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any official of a Governmental Authority, any officer or employee of any corporation or other entity owned or controlled by any Governmental Authority, or any other Person in violation of Anticorruption Laws.

(b)          Except for matters that have not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, or, to the knowledge of the Company, agents or third-party representatives to the extent acting on behalf of the Company or any Subsidiary, are currently or have been, since January 1, 2021:  (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in violation of Sanction Laws; or (iii) otherwise in violation of any Sanctions Laws.  Except for matters that have not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company, its Subsidiaries, nor any of their respective directors, officers, employees, or, to the knowledge of the Company, agents or third-party representatives to the extent acting on behalf of the Company or any Subsidiary is, or has been, since the Lookback Date, the subject of any Litigation by any Governmental Authority regarding any offense or alleged offense under Sanctions Laws (including by virtue of having made any disclosure relating to any offense or alleged offense), and, to the knowledge of the Company, no such Litigation has been threatened.

Section 5.13.          Employee Plans.

(a)          Schedule 5.13(a) sets forth a true and complete list, as of the date of this Agreement, of each material Plan. With respect to each Plan, the Company has made available to Purchaser true and complete copies of each of the following documents, as applicable: (i) a copy of the Plan (including all amendments thereto), (ii) the current related trust documents, for such Plan, (iii) a copy of the most recent annual report (e.g., Form 5500), if any, required under ERISA or the Code, (iv) a copy of the most recent summary plan description, if any, required under ERISA, (v) if the Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter received from the Internal Revenue Service, the most recent summary plan description and (vi) all correspondence to or from any Governmental Authority relating to any Plan with respect to any material matter that remains unresolved as of the date hereof.

(b)          During the last five (5) years, no Plan is, and neither the Company nor any of its Subsidiaries have or had, any current or contingent liability or obligation under or with respect to, (i) a Multiemployer Plan, (ii) a plan that is or was subject to Title IV of ERISA or Section 412 of the Code, (iii) a plan or arrangement providing post-retirement or post-termination health, welfare or life insurance benefits to any Person. Neither the Company nor any of its Subsidiaries are party to any agreement intended to comply with Section 4204 of ERISA or (iv) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(c)          With respect to a Multiemployer Plan or any plan that is or was subject to Title IV of ERISA or Section 412 of the Code to which the Company or any of its Subsidiaries are making, or was required to make, contributions during the past six (6) years, (i) none of the Company nor any of its Subsidiaries has (A) made or suffered a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Section 4203 and 4205 of ERISA), (B) any contingent liability under Section 4204 or 4212(c) of ERISA, and (C) received any notification, nor has any reason to believe, that any such plan is in reorganization (within the meaning of Section 4241 of ERISA), has been terminated, is insolvent (within the meaning of Section 4245 of ERISA) or is in endangered or critical status (within the meaning of Section 437 of the Code or Section 305 or ERISA), or may reasonably be expected to be in reorganization, to be insolvent, in endangered or critical status or to be terminated and (ii) no event has occurred that presents a risk of a complete or partial withdrawal.

(d)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, the Company and its Subsidiaries are in compliance with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations promulgated thereunder.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries have any liabilities for any Taxes or other penalties (whether or not assessed) under Section 4980B, 4980D or 4980H of the Code.

(e)          Each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the Internal Revenue Service and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Plan.  Except for matters that have not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:  (i) each Plan and any related trust complies in all material respects, and has been maintained, funded and administered in compliance in all material respects, with ERISA, the Code, and other applicable Laws and with any applicable collective bargaining agreements and (ii) all required contributions, premiums, expenses and benefit payments have been made or, to the extent not yet due, properly accrued in accordance with the terms of the Plan, appropriate accounting rules and applicable Laws. There are no actions or audits (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Plan, other than as has not had and would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such action.

(f)          As of the date hereof, to the knowledge of the Company, since the Audited Balance Sheet Date, there is no pending or threatened in writing Litigation or audit by any Governmental Authority with respect to any Plan, by any employee or beneficiary covered under any Plan or otherwise involving any Plan, which if adversely determined would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(g)          Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with any other event, will (i) result in any payment becoming due to any current or former employee, director, or individual consultant of the Company or any of its Subsidiaries (each, a “Participant”) under any Plan or otherwise, (ii) increase any compensation or benefits otherwise payable under any Plan or otherwise, (iii) accelerate the time of payment, funding or vesting of any compensation or benefits due to any Participant under any Plan or otherwise or (iv) give rise to the payment of any amount that would not be deductible by the Company, any of its Subsidiaries or its Affiliates by reason of Section 280G of the Code or any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code, determined without regard to any arrangements entered into at the discretion of Purchaser or any of its Affiliates or between Purchaser and its Affiliates, on the one hand, and a “disqualified individual” on the other hand (“Purchaser Arrangements”).

(h)          Except as has not had and would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, each Plan has been maintained, in form and operation, in all material respects in compliance with Section 409A of the Code and neither the Company or any of its Subsidiaries nor any of their respective Affiliates have any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.

(i)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, on the Company or any Subsidiary, with respect to each such International Plan, that, under applicable Laws, is required to be registered or approved by a Governmental Authority, has been so registered or approved and has been maintained in all material respects in good standing with all applicable Governmental Authorities, and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such International Plan that could reasonably be expected to adversely affect any such approval or good standing. Except as would not result in material liability to the Company or any Subsidiary taken as a whole, each International Plan that is intended to qualify for special Tax treatment meets the requirements for such treatment in all material respects. Except as would not result in material liability to the Company or any Subsidiary taken as a whole, since the Lookback Date, all contributions to, including for the avoidance of doubt all social security charges and statutory and voluntary pension contributions, and payments from, each International Plan under the terms of such plan or applicable Laws have been timely made in all material respects, and all contributions that are not yet due have been accrued in accordance with country-specific accounting practices.

Section 5.14.          Real and Personal Property.

(a)          Schedule 5.14(a) sets forth a list, as of the date of this Agreement, of all real property owned by the Company and its Subsidiaries (the “Owned Real Property”). Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good, valid and marketable fee simple title to all of the material Real Property (as defined below) owned by the Company and its Subsidiaries, free and clear of Liens, except Permitted Liens.

(b)          Schedule 5.14(b) sets forth a list, as of the date of this Agreement, of all real property leased by the Company and its Subsidiaries (such leases, the “Leases”, and such real property, together with the Owned Real Property, the “Real Property”). Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (i) each Lease is in force and effect and is the valid and binding obligation of the Company or such Subsidiary and, to the knowledge of the Company, each party thereto in accordance with its terms, and the Company and its Subsidiaries have a valid and enforceable leasehold interest in all Real Property that is leased, free and clear of all Liens, except Permitted Liens, (ii) there is not, under any Lease, any material default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and (iii) no event has occurred or condition exists that with notice or lapse of time, or both, would constitute a material default by the Company or any of its Subsidiaries, nor to the knowledge of the Company, by any other party thereto, under any of the Leases.

(c)          There is no pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceeding with respect to or affecting any of the premises comprising the Real Property or any part thereof, except as would not reasonably be expected to material to the Company and its Subsidiaries, taken as whole. The Company’s and its Subsidiaries’ current use of the Real Property does not violate any applicable Law, covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or redevelopment plans, except for any violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d)          Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have good, valid and marketable title to, or a valid license or leasehold interest in, all of its tangible assets, free and clear of any and all Liens other than Permitted Liens and (ii) the Company and its Subsidiaries have good, valid and marketable title to all of the assets reflected on the Financial Statements as being owned by them (except to the extent that such assets have been disposed after the date of such Financial Statements), free and clear of any and all Liens other than Permitted Liens. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property are in good condition and repair in all material respects and are reasonably sufficient for the operation of the businesses of the Company and its Subsidiaries in all material respects.

(e)          Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, subject to the exclusions and limitations in the immediately following sentence, immediately following the Closing, the Company and its Subsidiaries will own or have the right to use all of the assets, properties and rights, whether tangible or intangible, that are necessary and sufficient to conduct the businesses of the Company and its Subsidiaries in all material respects as conducted as of the date of this Agreement. Notwithstanding the foregoing, it is understood and agreed that the immediately preceding sentence assumes the receipt by Purchaser and its Affiliates of all necessary authorizations, approvals, consents or waivers set forth in Section 5.06 of the Schedules and the accuracy of the representation of Purchaser in Section 6.03(a).

Section 5.15.          Environmental Matters.

(a)          Except for matters that have not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:  (i) the Company and its Subsidiaries are and since January 1, 2021 have been, in compliance with applicable Environmental Laws, including all Environmental Permits; (ii) the Company and its Subsidiaries have obtained and currently possess all the Environmental Permits currently required for the conduct and operation of the business, and all such Environmental Permits are in full force and effect; (iii) neither the Company nor any of its Subsidiaries have Released or exposed any Person to any Hazardous Materials, in each case in a manner that would reasonably be expected to result in a liability or requirement for notification, investigation or remediation by the Company or any of its Subsidiaries under any Environmental Law; (iv) the Company and its Subsidiaries have not received any written notice of alleged, actual or potential responsibility or liability of the Company or its Subsidiaries for, or any Litigation regarding, any Release of Hazardous Materials by or associated with the Company and its Subsidiaries or alleged violation by the Company or its Subsidiaries of, or non-compliance by the Company or its Subsidiaries with, any Environmental Law, the subject of which notice, inquiry or investigation is unresolved; (v) neither the Company nor any of its Subsidiaries are subject to any Lien or Order that is outstanding and was issued pursuant to Environmental Laws; (vi) no Litigation is pending or threatened in writing against the Company or its Subsidiaries under any Environmental Law; and (vii) to the knowledge of the Company, there has been no treatment, storage or Release of any Hazardous Material at, on, under, or from any properties currently or formerly owned or leased by the Company or any of its Subsidiaries.

(b)          The Company has made available to Purchaser any and all material environmental reports, studies, audits, sampling data, site assessments, and other similar documents prepared since January 1, 2021 with respect to the business or assets of the Company and its Subsidiaries, including with respect to any Owned Real Property and any real property leased or any real property formerly owned, operated or leased thereby, related to Permits or compliance with Environmental Laws that are within the possession of the Company or its Subsidiaries or under their reasonable control.

Section 5.16.          Intellectual Property.

(a)          Schedule 5.16(a) contains a list of all (i) patents, (ii) trademarks, (iii) domain names, and (iv) copyrights, in each case that are included in the Company Intellectual Property and registered, issued or applied for with a Governmental Authority (the “Registered Company Intellectual Property”). Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (A) each item of Registered Company Intellectual Property is subsisting, (B) each item of Registered Company Intellectual Property is not invalid or unenforceable and (C) all necessary registration, maintenance, renewal and other filings and fees related thereto have been timely filed with or paid to the appropriate Governmental Authorities.

(b)          Except as would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (i) exclusively own all right, title, and interest in and to all Company Intellectual Property, free and clear of all Liens other than Permitted Liens, and (ii) have and will have following the Closing, a valid and enforceable right to use all other Intellectual Property used in connection with or necessary for the operation of the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries are subject to any outstanding order, decree, judgment, settlement, or stipulation that materially restricts the ownership, use, enforcement, or licensing of any Company Intellectual Property.

(c)          Except as would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company has made commercially reasonable efforts to maintain and protect the Company Intellectual Property, including by taking commercially reasonable steps to protect the confidentiality of all trade secrets and other confidential information owned or held by the Company and its Subsidiaries, and (ii) since the Lookback Date, there has not been any misappropriation of, or unauthorized uses or disclosures of any such trade secrets or confidential information owned or held by the Company and its Subsidiaries.

(d)          Each current and former employee, consultant, and independent contractor of the Company or its Subsidiaries who has contributed to the development of any material Intellectual Property has executed a valid and binding written agreement (i) assigning to the Company or its applicable Subsidiary all of such Person’s rights, title and interest in and to such Intellectual Property (except to the extent assigned by operation of law), and (ii) obligating such Person to maintain the confidentiality of and not disclose or use any trade secrets or other confidential information of the Company or its Subsidiaries. To the knowledge of the Company, no Person is in violation of any such Contract, except, in each case, as would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e)          Except as would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) the operation of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate the Intellectual Property of any Person and, since the Lookback Date, has not infringed, misappropriated, or violated, any Intellectual Property of any Person; (ii) neither the Company nor any of its Subsidiaries have, since the Lookback Date, received any written notice, and there is no claim or proceeding pending against, or, to the knowledge of the Company, threatened in writing against, any of them, alleging that the operation of the business of the Company and its Subsidiaries infringes, misappropriates, or violates the Intellectual Property of any Person or challenging the validity, enforceability, or ownership of any Company Intellectual Property; and (iii) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property and since the Lookback Date, neither the Company nor any of its Subsidiaries have made any written claims alleging any such infringement, misappropriation or violation.

Section 5.17.          Data Privacy; Cybersecurity.

(a)          Each of the Company and its Subsidiaries maintains, and since the Lookback Date has maintained, commercially reasonable measures to protect the security, operation and integrity of the Business Systems and the information and data (including trade secrets and Personally Identifiable Information) stored or contained therein or transmitted thereby against any unauthorized or improper use, loss, access, transmittal, interruption, modification or corruption, including a written information security program that complies with applicable Data Protection Requirements. There have been no, and the Company and its Subsidiaries have not received any complaints, notice, claim or other communication from any Person related to, failures or outages, unauthorized intrusions, breakdowns, continued substandard performance, or other adverse events affecting any Business Systems that have caused any disruption of or interruption in or to the operation of the business. There has not been any material failure with respect to any Business Systems that has not been remedied or replaced in all material respects. The Company and its Subsidiaries have established and implement business continuity and disaster recovery plans, procedures and facilities that reasonably preserve the availability of the material Business Systems and the material information and data residing therein.

(b)          Since the Lookback Date, the Company and its Subsidiaries and the conduct of the business have been in compliance with (i) all applicable Laws and industry standards applicable to the processing of Personally Identifiable Information and relating to privacy, data protection, or information security matters of the business of the Company and its Subsidiaries and (ii) contractual obligations relating to processing of Personally Identifiable Information and privacy, data protection, or information security matters in any contract to which such entity is a party or is bound, and (iii) the Company’s and its Subsidiaries’ publicly facing privacy and information security policies concerning the collection, use, storage, processing, transfer, disclosure, or protection of Personally Identifiable Information (collectively, “Data Protection Requirements”), except as would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since the Lookback Date, there have not been (i) any incidents of data security breaches, or theft, misuse, the rendering unavailable or unauthorized access to, disclosure or use of any of the Business Systems or any data (including Personally Identifiable Information) held by or on behalf of the Company and its Subsidiaries (“Security Incident”), or any notices received from any third parties regarding the same or (ii) claims that have been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor any audit request or, to the knowledge of the Company, investigation, relating to noncompliance with any applicable Data Protection Requirements, Security Incidents or breach of provisions governing privacy, data protection, or information security matters in any contract to which the Company or such Subsidiary is a party or is bound, except as except as would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)          Since the Lookback Date, no products or services, information technology systems, networks or hardware that are used by or on behalf of the Company and its Subsidiaries, (x) has caused or enabled any Security Incident, breach of security of, or any other unauthorized access to, or any breach, loss, theft, misuse or unauthorized disclosure of any trade secrets or Personally Identifiable Information of the Company and its Subsidiaries or any of their customers or (y) contain any bugs or defects which adversely affect, or may reasonably be expected to adversely affect, the value, functionality, or fitness for the intended purpose of such product or service, information technology systems, networks or hardware, in each case, except as would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.18.          Labor Matters.

(a)          Except for matters that have not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since the Lookback Date, there is no pending or, to the knowledge of the Company, threatened labor dispute, strike or lockout, concerted walkout or work stoppage against, or employee organizing activity with respect to the Company or any of its Subsidiaries. Except as set forth on Schedule 5.18(a), neither the Company nor any of its Subsidiaries are party to any CBA. As of the date hereof, (i) there is no organizational effort currently being made (nor has any such effort been threatened in writing) by, or on behalf of, any labor union to organize any employees of the Company and its Subsidiaries, and (ii) no written demand for recognition of any employees of the Company and its Subsidiaries has been made by, or on behalf of, any labor union.

(b)          Except for matters that have not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since the Lookback Date, (i) the Company and its Subsidiaries have paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation which have come due and payable to their current and former employees and independent contractors under applicable Law, contract or Company policy, and (ii) neither the Company nor any of its Subsidiaries are liable for any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(c)          Except for matters that have not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since the Lookback Date, have been in compliance with all applicable Laws pertaining to employment and employment practices, including wages, hours, compensation, employee classification (either as exempt or non-exempt or as a contractor or employee), paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, terms and conditions of employment, labor or employee relations, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, whistle-blowing, privacy rights, harassment, discrimination, retaliation, plant closures, furloughs and layoffs (including the WARN Act), employee trainings and notices, employee leave issues, affirmative action, and working conditions or employee safety or health, to the extent they relate to their respective employees. Except as set forth in Schedule 5.18(c), or for matters that have not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no action against the Company or any of its Subsidiaries pending, or, to the Company’s knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment of any current or former employee of the Company or any of its Subsidiaries, including any claim relating to unfair labor practices, labor arbitrations, labor grievances, employment discrimination, harassment or retaliation.

(d)          Except for matters that have not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Person providing services to the Company or any of its Subsidiaries that has been classified as a consultant or independent contractor and not as an employee since the Lookback Date has been properly classified as such, and the Company or any of its Subsidiaries do not have any liabilities arising out of the hiring or retention of Persons to provide services to the Company or any of its Subsidiaries and treating such Persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries. Except for matters that have not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since the Lookback Date, employees of the Company and its Subsidiaries have been correctly classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state law, and overtime has been properly recorded and paid for employees classified as non-exempt.

(e)          Except for matters that have not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all Laws governing the employment eligibility of employees in accordance with: the U.S. Immigration Reform and Control Act of 1986, as amended; the U.S. Immigration and Nationality Act, as amended; the U.S. Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended; any successor statutes, laws, rules and regulations; the U.S. federal government’s employment, eligibility verification system known as E-Verify; U.S. state and local laws, ordinances, statutes, rules and regulations regarding the use of E-Verify; and the wage and hour regulations related to employment under the H-1B or the H-2B visa program.

(f)          Neither the Company nor any of its Subsidiaries have effectuated (i) a “plant closing” (as defined in the WARN Act) or (ii) a “mass layoff” (as defined in the WARN Act) since the Lookback Date, in violation of the WARN Act.

(g)          Each of the Company and its Subsidiaries have provided Purchaser a true and complete list as of the date hereof of each employee of the Company and its Subsidiaries along with the following information with respect to such employee in true and complete form (to the extent permitted by applicable Law):  (i) name or employee identification number, (ii) position or job title, (iii) most recent hire date, (iv) years of service, (v) base salary or hourly wage rate, as applicable, (vi) for U.S. employees status as exempt or non-exempt for purposes of state and federal overtime laws, (vii) whether such employee is on leave or active status, (viii) work authorization status for such employee whose ability to work in the United States is subject to obtaining a visa or other similar authorization or permit, (ix) primary work location; (x) gender identification and ethnic identification, (xi) union membership identifier and (xii) bonus target and commission target, if any.

(h)          Except for matters that have not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) since the Lookback Date, the Company has reasonably investigated all sexual harassment, or other material harassment, discrimination or retaliation allegations of which the Company has knowledge and (ii) with respect to each such allegation, the Company does not anticipate any liability in connection therewith and has taken reasonable corrective actions.

Section 5.19.          Insurance. The Company and its Subsidiaries are either self-insured or have policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of contractors’ pollution liability, general liability, property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and such policies are in a form, and in each case in such amounts and with respect to such risks and losses, which are adequate for the operation of the business of the Company and its Subsidiaries, except where the failure to be so would not reasonably be expected to be material to the Company. All such insurance policies are in full force and effect, and all premiums due with respect to all insurance policies have been paid, no written notice of cancelation has been received by the Company or any of its Subsidiaries under such policies, and there is no existing default or event which, with the giving of notice of lapse or time or both, with such exceptions that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no claim pending under any of such policies as to which coverage has been denied by the underwriters of such policies (other than customary reservation of rights notices or the assertion of a general liability policy professional liability exclusion) and each claim made under each insurance policy was timely and properly made.

Section 5.20.          Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)          (i) the Company and its Subsidiaries have filed all Tax Returns required to be filed by them (taking into account any extensions of time within which to file such Tax Returns), (ii) all such Tax Returns of the Company and its Subsidiaries are true, complete and correct in all respects, (iii) the Company and its Subsidiaries have paid all Taxes (whether or not shown on any Tax Returns) required to be paid, and (iv) the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person;

(b)          the Company and its Subsidiaries are not currently the subject of a Tax audit or examination with respect to any Taxes, and no such audit or examination is pending;

(c)          there are no Liens for Taxes upon any property or assets of the Company and its Subsidiaries, except for Permitted Liens;

(d)          the Company and its Subsidiaries are not party to any Tax sharing, Tax allocation or Tax indemnity agreement (other than (i) any agreement solely among the Company and/or its Subsidiaries or (ii) any agreement entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes);

(e)          the Company and its Subsidiaries (i) have not been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which is the Company) or (ii) has any liability for any Tax of any Person (other than the Company and/or its Subsidiaries) under Treasury Regulations Section 1.1502-6, as a transferee or successor, or by contract (other than any contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes);

(f)          none of the Company nor any of its Subsidiaries has (i) waived any statute of limitations (and no request for any such waiver or consent is pending) with respect to any Taxes that is currently in effect or (ii) agreed to any extension of the period for assessment or collection of any Taxes or deficiencies against the Company or its Subsidiaries;

(g)          none of the Company nor any of its Subsidiaries has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(h)          none of the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any transaction occurring in the two-year period ending on the date hereof that was purported or intended to be governed in whole or in part by Section 355 of the Code; and

(i)          no written claim has been made since the Lookback Date by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or its Subsidiaries are or may be subject to taxation by that jurisdiction, which claim has not been resolved or settled.

Section 5.21.          Brokers. No broker, investment banker, financial advisor or other Person (other than Rothschild & Co US Inc., whose fees and expenses shall be paid by the Company and included in the calculation of Company Transaction Expenses) is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transaction Documents or the consummation of the transactions contemplated by this Agreement payable by the Company or any of its Subsidiaries.

Section 5.22.          Customers and Suppliers.

(a)          Section 5.22(a) of the Schedules sets forth a list of the ten (10) largest customers of the Company and its Subsidiaries as measured by the dollar amount of sales derived therefrom, during the twelve (12)-month period ended June 27, 2025 (the “Key Customers”). Since June 27, 2025, no such Key Customer has (i) cancelled or terminated its relationship (whether related to payment, price or otherwise) with any of the Company or its Subsidiaries or materially reduced or changed in any material and adverse manner to the Company and its Subsidiaries the material terms on which such Key Customer conducts business therewith or (ii) to the knowledge of the Company, notified the Company or its Subsidiaries in writing that it intends to terminate its relationship, materially reduce its business with the Company or its Subsidiaries or change in any material and adverse manner to the Company and its Subsidiaries the material terms on which such Key Customer conducts business with Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries are, or since December 31, 2024, have been, engaged in any material dispute with any Key Customer which remains unresolved.

(b)          Section 5.22(b) of the Schedules sets forth a list of the ten (10) largest suppliers of the Company and its Subsidiaries as measured by the dollar amount of expenditures during the twelve (12)-month period ended June 27, 2025 (the “Key Suppliers”). Since June 27, 2025, no such Key Supplier has (i) cancelled or terminated its relationship (whether related to payment, price or otherwise) with any of the Company or its Subsidiaries or materially reduced or changed in any material and adverse manner to the Company and its Subsidiaries the material terms on which such Key Supplier conducts business therewith or (ii) to the knowledge of the Company, notified the Company or its Subsidiaries in writing that it intends to terminate its relationship, materially reduce its business with the Company or its Subsidiaries or change in any material and adverse manner to the Company and its Subsidiaries the material terms on which such Key Supplier conducts business with Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is, or since December 31, 2024, has been, engaged in any material dispute with any Key Supplier which remains unresolved.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF
PURCHASER

Purchaser hereby represents and warrants to Seller and the Company as follows:

Section 6.01.          Organization and Qualification. Purchaser is duly organized, validly existing and in good standing under the Laws of its state of organization. Purchaser has all requisite corporate, limited partnership or limited liability company, as applicable, power and authority to own all of its properties and assets and to conduct its business as it is currently being conducted except where the failure to be so qualified or in good standing has not had and could not reasonably be expected to (i) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (ii) prevent, materially impair or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement (clauses (i) and (ii) collectively, a “Purchaser Material Adverse Effect”). Purchaser is duly licensed or qualified to do business and is in good standing as a foreign corporation, limited liability company or partnership, as applicable, in each jurisdiction in which the nature of its business or the ownership of its properties or assets makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.02.          Authority; Binding Effect. Purchaser has all requisite corporate, limited partnership, limited liability company or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, on the part of Purchaser, and no other action, corporate or otherwise, on the part of Purchaser or its holders of Equity Interests is required to authorize the execution, delivery and performance hereof and thereof by Purchaser, and the consummation by Purchaser of the transactions contemplated by this Agreement. This Agreement has been or will be duly executed and delivered by Purchaser and, assuming that this Agreement have been duly authorized, executed and delivered by the Company and Seller, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

Section 6.03.          Consents and Approvals; No Violation.

(a)          The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations under this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement will not, require Purchaser to obtain any Consent from any Governmental Authority, except (i) for compliance with the applicable requirements of the HSR Act and any other Antitrust/FDI Laws, (ii) for such filings as may be required by any applicable federal or state securities or “blue-sky” Laws and (iii) for those Consents the failure of which to be obtained or made would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b)          The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations under this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement will not, (i) conflict with or violate, in any respect, the Organizational Documents of Purchaser, (ii) assuming receipt of the Consents of Governmental Authorities referred to in Section 4.04(a), Section 5.06(a) and Section 6.03(a), conflict with or violate any Law or Order applicable to Purchaser or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default), or give rise to (or accelerate) any payment obligation or loss of any benefit by Purchaser under, any Contract or Permit to which Purchaser is a party or by or to which Purchaser is bound or subject, except, in the case of the foregoing clauses (ii) and (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 6.04.          Absence of Litigation. (a) There is no Litigation pending, or to the knowledge of Purchaser, threatened, against Purchaser which has had or could reasonably be expected to have a Purchaser Material Adverse Effect and (b) Purchaser is not a party to or subject to, or in default under, any Order which has had or could reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 6.05.          Compliance with Laws. Except as has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect, (a) Purchaser is in compliance with all Laws and Orders applicable to it and (b) Purchaser has not received any notice alleging, and to the knowledge of Purchaser, Purchaser is not under investigation with respect to, any noncompliance with any such Laws or Orders.

Section 6.06.          Financing.

(a)          As of the date of this Agreement, Purchaser has delivered to the Company a true, complete and correct copy of the fully executed debt commitment letter, including all exhibits, schedules and annexes thereto, together with any related fee letters (in the case of any fee letters, redacted for market flex terms, fees, and other economic terms that do not reduce the amount (other than through the operation of additional original issue discount or upfront fees) or adversely affect the availability of the Debt Financing (as defined below) or expand the conditions to obtaining the Debt Financing on the Closing Date), dated as of the date of this Agreement, by and among the Debt Financing Sources party thereto and Purchaser (together, the “Debt Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Debt Financing Sources party thereto have agreed to lend the amounts set forth therein (the “Debt Financing”).

(b)          As of the date of this Agreement, the Debt Commitment Letter is in full force and effect, has been duly executed and delivered by, and constitutes the legal, valid, binding and enforceable obligation of Purchaser and, to the knowledge of Purchaser, the other parties thereto (subject to the Enforceability Limitations). There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing other than the conditions precedent expressly set forth in the Debt Commitment Letter.

(c)          As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified in any manner, and none of the commitments contained therein have been terminated, reduced, withdrawn or rescinded by Purchaser or, to the knowledge of Purchaser, any other party thereto.

(d)          As of the date of this Agreement, Purchaser has no reason to believe that, assuming the satisfaction of the conditions set forth in Section 8.01 and Section 8.02, (i) any of the conditions precedent expressly set forth in the Debt Commitment Letter are not capable of being satisfied on or prior to the Closing Date or (ii) any portion of the Debt Financing necessary to pay the Financing Amount will not be available to Purchaser on the Closing Date.

(e)          As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach by Purchaser or, to the knowledge of Purchaser, any other party to the Debt Commitment Letter, under the terms and conditions of the Debt Commitment Letter.

(f)          There are no side letters relating to the Debt Commitment Letter or the Debt Financing to which Purchaser or any of its Subsidiaries are a party that impose conditions to the Debt Financing or reduce the amount of the Debt Financing below the amount required to satisfy the Financing Amount.

(g)          Assuming the satisfaction of the conditions set forth in Section 8.01 and Section 8.02, the aggregate net proceeds from the Debt Financing will be in an amount (the “Financing Amount”), when funded in accordance with the Debt Commitment Letter, and when taken together with cash of Purchaser and its Subsidiaries that is available at the Closing, sufficient to make all payments required to be made by Purchaser under this Agreement, including payment of the aggregate Closing Consideration, the payment of any debt required to be repaid in connection with the Closing and all other amounts required to be paid by or on behalf of Purchaser pursuant to this Agreement.

(h)          All commitment and other fees required to be paid under the Debt Commitment Letter on or prior to the date of this Agreement have been timely paid.

(i)          Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing by or to Purchaser be a condition to any of the obligations of Purchaser hereunder.

Section 6.07.          Solvency. Assuming (x) the satisfaction of the conditions set forth in Section 8.01 and Section 8.02, (y) the accuracy of the representations and warranties set forth in Article V and (z) the performance in all material respects by Seller, the Company and its Subsidiaries of the covenants and agreements contained in this Agreement, then immediately after giving effect to the transactions contemplated by this Agreement, including the payment of the Closing Consideration, any repayment or refinancing of Indebtedness contemplated by this Agreement (including payment of the Debt Payoff Amount), payment of any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and payment of all related fees and expenses of Purchaser, Purchaser and its Subsidiaries, on a consolidated basis, will be Solvent. For the purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the liabilities of such Person on its debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities (including contingent and other liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities (including contingent and other liabilities) as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 6.08.          Investment Representation. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Purchaser acknowledges that it is informed as to the risks of the transactions contemplated by this Agreement and of its ownership of the equity interests of the Company, and further acknowledges that the equity interests of the Company have not been registered under the U.S. federal securities Laws or under any state or foreign securities Laws, and that the equity interests of the Company may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transaction is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration thereunder.

Section 6.09.          Foreign Control. Purchaser and each of its directors, officers, and other individuals having primary management or supervisory responsibilities of Purchaser, as applicable, (a) is a U.S. citizen or company, (b) is not subject to foreign ownership, control or influence as the terms are used in the NISPOM and (c) is not, and is not controlled by, a “foreign person” as that term is used in 31 C.F.R. Part 800 et seq.

Section 6.10.          Brokers. No investment banker, broker or finder retained by or authorized to act on behalf of Purchaser is entitled to receive any commission, brokerage, finder’s fee or other similar compensation from Seller, the Company or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

Section 6.11.          No Other Representations and Warranties.

(a)          Purchaser acknowledges and agrees that, other than the representations and warranties expressly set forth in Article IV and Article V of this Agreement and any certificate delivered pursuant to Article VIII of this Agreement, none of the Company, Seller or any of their respective Affiliates or representatives has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, including any representation or warranty as to (i) the value, merchantability or fitness for a particular use or purpose or for ordinary purposes of any asset, tangible or intangible, or the business of the Company, Seller or their respective Subsidiaries or Affiliates, (ii) the operation or probable success or profitability of the Company’s, Seller’s or their respective Subsidiaries’ or Affiliates’ business following the Closing or (iii) the accuracy or completeness of any information regarding the Company, Seller or their respective Subsidiaries or Affiliates made available or otherwise provided to Purchaser and their representatives in connection with this Agreement or their investigation of the Company and its Affiliates (including any estimates, forecasts, budgets, projections or other financial information with respect to the Company, Seller or their respective Subsidiaries or its Affiliates).

(b)          Purchaser expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to the Company, Seller or their respective Subsidiaries or Affiliates including in any information regarding the Company, Seller or their respective Subsidiaries or Affiliates made available or otherwise provided to Purchaser and its representatives in connection with this Agreement or their investigation of the Company, Seller and their respective Subsidiaries and Affiliates (including any estimates, forecasts, budgets, projections or other financial information with respect to the Company, Seller or their respective Subsidiaries or Affiliates), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article IV or Article V of this Agreement, any certificate delivered pursuant to Article VIII this Agreement and any Transaction Document.

ARTICLE VII

COVENANTS

Section 7.01.          Conduct of Business. Except (i) as set forth on Schedule 7.01, (ii) as required by any Law or Order (including by any Exigency Measures), (iii) as expressly required or contemplated by this Agreement, (iv) for any Exigency Action or (v) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article IX (the “Pre-Closing Period”), the Company shall, and the Company shall cause each of its Subsidiaries to, use commercially reasonable efforts to (I) conduct their respective businesses in the ordinary course of business in all material respects, it being understood that no action or inaction by the Company or any of its Subsidiaries with respect to the matters addressed by any of the provisions of the following sentence shall be deemed to be a breach of this sentence unless such action or inaction would constitute a breach of such other provisions, and (II) preserve in all material respects its business organization intact and its existing relations with key customers, suppliers, lenders and Governmental Authorities. Without limiting the generality of the foregoing, and except (w) as set forth on Schedule 7.01, (x) as required by any Law or Order, (y) as expressly required or contemplated by this Agreement, during the Pre-Closing Period, or (z) solely with respect to Section 7.01(e) (subject to the limitations set forth in Schedule 7.01(z)), Section 7.01(h) and Section 7.01(k) (provided that this exception shall not permit the Company or its Subsidiaries to enter into any Contract that would be a Material Contract pursuant to Section 5.11(a)(iii), Section 5.11(a)(iv), Section 5.11(a)(vi) or Section 5.11(a)(x)), for any Exigency Action; provided, that in the event of any action taken pursuant to this prong (iv), the Company and its Subsidiaries shall provide the Company with written notice promptly, and in any event within two (2) Business Days, the Company shall not, and the Company shall cause each of its Subsidiaries not to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)          amend its Organizational Documents (except for, in the case of the Company’s Subsidiaries, amendments that do not adversely affect the Company or amend, expand, or affect the obligations of Purchaser) or split, combine or reclassify its Equity Interests;

(b)          (i) issue, reissue, sell or pledge or transfer, or authorize the issuance, reissuance, sale or pledge or transfer of, any of its Equity Interests, or any securities convertible into its Equity Interests (other than to any of its wholly owned Subsidiaries), or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such Equity Interests or (ii) redeem, purchase or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries;

(c)          declare, set aside or pay any dividend or other distribution in respect of any of its Equity Interests, in each case, other than dividends and distributions (i) payable solely in cash by the Company or (ii) by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company;

(d)          sell, lease, transfer, license, divest, abandon or allow to lapse or otherwise dispose of, any of its properties or assets, other than sales, leases, transfers, licenses, divestitures or dispositions (i) by one Subsidiary of the Company to the Company or another, wholly owned Subsidiary of the Company, (ii) in the ordinary course of business, (iii) of obsolete or unsalable inventory or equipment, (iv) of other properties or assets in an amount not to exceed $5,000,000 individually or $15,000,000 in aggregate, or (v) with respect to Intellectual Property, nonexclusive licenses granted in the ordinary course of business and expiration of registrations in accordance with their maximum statutory terms or abandonment of applications made in its reasonable business judgment;

(e)          create, incur, assume or guarantee any Indebtedness for borrowed money, other than (i) in the ordinary course of business, consistent with past practice and that does not consist of securities, up to an aggregate principal amount outstanding at any time (taken together with all other Indebtedness for borrowed money of the Company and its Subsidiaries (other than the Management Member Loans and the SVP Equityholder Loans, in each case in the amounts outstanding, and as in effect, on the date hereof)) not to exceed $681,000,000 (the “Debt Cap”); provided such Indebtedness can be prepaid or redeemed at par at the Closing without premium or penalty (subject to customary notice requirements and other than customary breakage costs) (“Interim Incurred Debt”), (ii) pursuant to inter-company arrangements among or between the Company and one or more of its Subsidiaries or among or between its Subsidiaries in the ordinary course of business or (iii) pursuant to a refinancing or replacement of the Existing Credit Agreement or the Existing Revolving Credit Facility with a new commercial lending facility (the “Replacement Credit Facility”); provided that such refinancing or replacement Indebtedness can be prepaid or redeemed at par at the Closing without premium or penalty (subject to customary notice requirements and other than customary breakage costs), in an amount not to exceed the amount of such refinanced or replaced Indebtedness outstanding immediately prior to such refinancing or replacement and in no event to exceed, when taken together with all other amounts of Indebtedness for borrowed money of the Company and its Subsidiaries, the Debt Cap;

(f)          change in any material respect any of the material accounting principles, practices or methods used by the Company or any of its Subsidiaries, except as may be required by GAAP or applicable Law;

(g)          acquire by merging or consolidating with, or by purchasing all or substantially all of the assets or equity securities of, or by any other manner, any business or Person or other material assets of any Person or business, other than (i) acquisitions of inventory, raw material and other property held for sale in the ordinary course of business, (ii) any transactions with a purchase price not in excess of $5,000,000 individually or $15,000,000 in the aggregate or (iii) acquisitions or purchases by the Company or a wholly owned Subsidiary of the Company of another wholly owned Subsidiary of the Company;

(h)          make any capital expenditure or enter into any Contract or make any binding commitment for a capital expenditure, individually or in the aggregate, in excess of 110% of the amount of the amounts set forth on Schedule 7.01(h);

(i)          enter into or make any loans or advances to any of its directors, officers, employees, agents or consultants or Affiliates (including Seller or Strategic Value Partners, LLC and each of its Affiliates), or loans or capital contributions or investment in or to any other Person (other than the Company or any of its wholly owned Subsidiaries) or make any change in its existing lending arrangements for or on behalf of any such Persons, except with respect to extensions of credit in the ordinary course of business and expense advancements in the ordinary course of business to directors, officers, employees agents and consultants of the Company;

(j)          settle or compromise any material Tax liability of the Company or its Subsidiaries or make any material election with respect to Taxes of the Company or its Subsidiaries, in each case, other than in the ordinary course of business;

(k)          (i) terminate, or amend in a manner adverse to the Company or any of its Subsidiaries, or waive any material right, remedy or default under, any Material Contract, other than renewals or expirations of any Material Contract in the ordinary course of business or (ii) except in the ordinary course of business (excluding any Contract that would be a Material Contract pursuant to Section 5.11(a)(iii), Section 5.11(a)(iv), Section 5.11(a)(vi), Section 5.11(a)(x)) enter into any Contract that, if existing on the date hereof, would be a Material Contract except as otherwise expressly permitted by the terms of this Section 7.01;

(l)          enter into or amend in a manner adverse to the Company or its Subsidiaries any Contract with any Related Person (other than as expressly permitted by Section 7.01(i) and (o));

(m)          dissolve, wind-up or liquidate or merge or consolidate;

(n)          settle any Litigation, except if such settlement (i) with respect to the payment of monetary damages, involves an amount less than or equal to $2,500,000 individually or $10,000,000 in aggregate by the Company or its Subsidiaries (excluding, in each case, amounts to be paid under existing insurance policies or renewals thereof) and (ii) with respect to any non-monetary terms and conditions therein, that does not impose any material restrictions on the operations or businesses of the Company or any of its Subsidiaries, any equitable relief that would materially impact the operations or businesses of the Company or any of its Subsidiaries, taken as a whole, or involve the admission of criminal wrongdoing by, the Company or any of its Subsidiaries;

(o)          except as may be required by the terms of any Plan as in effect as of the date of this Agreement, not (i) grant to any current or former officer, director or individual employee or service provider of the Company or any of its Subsidiaries any increase in compensation or benefits, including severance or termination pay, (ii) establish, enter into, amend, modify or terminate any Plan or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute a Plan if in effect on the date hereof other than in connection with annual enrollment and as would otherwise not result in a material increase in the cost to the Company under such Plan, (iii) take any action to accelerate any payment, vesting, performance criteria, right to payment, or benefit, or the funding of any payment, right to payment, compensation or benefit, payable or to become payable to any current or former officer, director or individual employee or service provider of the Company or any of its Subsidiaries, (iv) grant, adopt, enter into or amend any equity or equity-based award, phantom equity, severance, change in control, incentive, retention or termination plan, policy, arrangement, agreement or program with any current or former officer, director or individual employee or service provider of the Company or any of its Subsidiaries, (v) hire or terminate the employment of any employee or service provider with an annual base salary above $200,000, other than termination of employment for cause, or (vi) establish any trust or take any other action to secure the payment of any compensation or benefit payable by a current or former officer, director or individual employee or service provider of the Company or any of its Subsidiaries; or

(p)          enter into any Contract, or cause any of its Subsidiaries to enter into any Contract, to take any of the foregoing actions.

Section 7.02.          Control of Operations. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing. Prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 7.03.          Reasonable Best Efforts/Cooperation. During the Pre-Closing Period, each of Seller, the Company and Purchaser shall, and shall cause each of its Affiliates to, use its respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein, in which case such standard of performance shall apply) to take, or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including satisfaction, but not waiver, of the conditions to Closing set forth in Article VIII.

Section 7.04.          Consents. Without limiting the generality of Section 7.03 hereof, each of Seller and the Company shall use their reasonable best efforts to obtain, and Purchaser shall reasonably cooperate with Seller and the Company to obtain, all Consents under all Contracts and Permits as may be necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. Notwithstanding the foregoing or anything herein to the contrary, none of Seller, the Company or any of their respective Subsidiaries or Affiliates shall have any obligation to agree to amend or modify any Contract or pay any fee to any third party or Governmental Authority for the purpose of obtaining any such Consent, or any costs and expenses of any third party resulting from the process of obtaining such Consent, other than with respect to such amendments, modifications, fees, costs or expenses that are effective after the Closing. Each of Seller, the Company and Purchaser shall use, and shall cause their respective Affiliates to use, reasonable best efforts to timely make or cause to be made, all filings and submissions under applicable Laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. Purchaser acknowledges that, pursuant to certain Contracts to which the Company or any of its Subsidiaries are a party, certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from the parties to such Contracts and, without limiting the representations of Seller and the Company, that obtaining such Consents is not a condition to any of Purchaser’s obligations hereunder or the consummation of the transactions contemplated by this Agreement.

Section 7.05.          Antitrust Notifications and Other Regulatory Approvals.

(a)          Each of Seller, the Company and Purchaser shall, and shall cause their respective Affiliates to, cooperate with each other and shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to (i) prepare and file any such filings that may be advisable or required pursuant to any Antitrust/FDI Law in connection with the transactions contemplated by this Agreement as promptly as practicable, and with respect to the Notification and Report Forms under the HSR Act with the FTC and the DOJ, no event later than twenty (20) Business Days after the date hereof or at such later date as mutually agreed to among the parties, (ii) promptly provide and comply with any supplemental information or documentation requested by any Governmental Authority relating thereto and (iii) contest, defend and appeal any threatened or pending Litigation or preliminary or permanent injunction or other Order or Law that would adversely affect the ability of any party hereto to consummate, or otherwise delay the consummation of, the transactions contemplated by this Agreement. All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 7.05 shall be paid entirely by Purchaser. Subject to the Confidentiality Agreement and applicable Laws, each of the Company, Seller and Purchaser shall, and shall cause its Affiliates to, coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including those under the HSR Act.

(b)          To the extent not prohibited by applicable Law, each of the Company, Seller and Purchaser shall promptly notify and furnish the other parties copies of (i) any filing such party or any of its Affiliates submit to any Governmental Authority and (ii) any substantive or material correspondence or communication between it or any of its Affiliates or any of their respective representatives, on the one hand, and any Governmental Authority, on the other hand, in each case relating to the subject matter of this Section 7.05 or the transactions contemplated by this Agreement (and, in the case of any material or substantive oral communication, a summary of such communication) and shall consult with and permit the other parties to review in advance any proposed filing or any material or substantive written or oral communication or correspondence by such party to any Governmental Authority relating to the subject matter of this Section 7.05 or the transactions contemplated by this Agreement, and shall take into account, in good faith, the views of such party in connection with any proposed filing and any material written or oral communication or correspondence to any Governmental Authority, including the FTC or the DOJ relating to the subject matter of this Section 7.05 or the transactions contemplated by this Agreement. No party to this Agreement shall agree to, or permit any of its Affiliates or any of its or their respective representatives to, participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 7.05 or any transaction contemplated by this Agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other party or its Representatives the opportunity to attend and participate in such meeting or discussion; provided, however, that, without limiting Purchaser’s obligations under this Section 7.05, Purchaser shall make the ultimate determination with respect to the strategy to be pursued for obtaining and lead the effort to obtain from each Governmental Authority any Consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained in connection with the transactions contemplated by this Agreement. Any such provisions of information, rights to participate or consultations between the parties may be made on a counsel-only or outside counsel-only basis to the extent required under applicable Law or as appropriate to protect sensitive business information or maintain attorney-client or other privilege and may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual obligations, and (C) as necessary to address reasonable legal privilege concerns. For the avoidance of doubt, this Section 7.05 shall not apply to any filings, communications or correspondence regarding Taxes.

(c)          In furtherance of the foregoing, Purchaser shall, and shall cause its Affiliates to, take any and all actions necessary or advisable to obtain any Consents and to cause all waiting periods to expire, under or in connection with any foreign, federal or state Law, regulation or decree designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition (including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended) or foreign investment (collectively, the “Antitrust/FDI Laws”), in each case, to cause the transactions contemplated by this Agreement to occur as promptly as practicable, and in any event, prior to the Termination Date, including, in each case, (A) promptly complying with or modifying any requests or inquiries for additional information or documentation (including any second request) by any Governmental Authority, (B) offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (1) the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of Purchaser and its Affiliates and the Company and its Subsidiaries, (2) the termination or restructuring of existing relationships, ventures, contractual or governance rights or obligations, or other arrangements of Purchaser and its Affiliates and the Company and its Subsidiaries or (3) any other restrictions on the activities of Purchaser and its Affiliates and the Company and its Subsidiaries; and (C) contesting, defending and appealing any threatened or pending Litigation or preliminary or permanent injunction or other Order or Law that would adversely affect the ability of any party hereto to consummate, or otherwise delay the consummation of, the transactions contemplated by this Agreement and taking any and all other actions to prevent the entry, enactment or promulgation thereof; provided, however, in no event shall (i) Seller, the Company or any of its Affiliates offer, negotiate or commit to any of the foregoing actions in this Section 7.05(c)(A) without the prior written consent of Purchaser, (ii) Purchaser be required to take or agree or commit to take any of the foregoing actions in this Section 7.05(c)(A) that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Purchaser, the Company or their Subsidiaries, taken as a whole (with material adverse effect, for purposes of this provision, being measured in relation to the size of the Company and its Subsidiaries, taken as a whole), (iii) any party or any of its respective Affiliates be obligated to commit to take any action pursuant to this Section 7.05 (or Section 7.03 or Section 7.04), the consummation of which is not conditioned on the consummation of the Closing, or (iv) the Company or any of its Affiliates be obligated to pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated by this Agreement prior to the Closing.

(d)          During the Pre-Closing Period, Purchaser shall not, and shall cause its Affiliates not to, take any action that would reasonably be expected to hinder, materially delay or prevent the obtaining of any Consent or the expiration of the required waiting periods under any Antitrust/FDI Law as required to consummate the transactions contemplated by this Agreement, except to the extent that Purchaser or any of its Affiliates are required to take such action pursuant to Section 7.05(c).

Section 7.06.          Access to Information.

(a)          Subject to the terms of the Confidentiality Agreement, the Clean Team Agreement and applicable Laws (including any Exigency Measures), during the Pre-Closing Period, the Company shall permit, and shall cause its Subsidiaries to permit, Purchaser and its advisors, accountants, attorneys and authorized representatives to have reasonable access, during normal business hours, upon reasonable advance notice and in compliance with any Exigency Measures, to the employees, properties, offices, facilities, Contracts and books and records of the Company and its Subsidiaries, in each case, for purposes related to consummating the transactions contemplated by this Agreement (including for integration planning (including any legal entity or other internal restructuring that, in each case, Purchaser may undertake following the Closing)). All access and investigation pursuant to this Section 7.06 shall be coordinated through the Company’s Chief Financial Officer and/or General Counsel or the designee thereof and shall be conducted at Purchaser’s expense in compliance with all Exigency Measures and all applicable Laws and in such a manner as not to interfere with the normal operations of the businesses of the Company and its Subsidiaries. Notwithstanding anything to the contrary contained herein or otherwise, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (i) contravene any binding Contract entered into prior to the date of this Agreement, (ii) jeopardize the attorney-client privilege or other immunity or protection from disclosure of the Company or its Subsidiaries, (iii) contravene any Law (including any Exigency Measures), (iv) result in the disclosure of competitively sensitive information (including, for the avoidance of doubt, information relating to any potential acquisition proposal made or to be made by the Company or any of its Subsidiaries with respect to any other Person), (v) contravene any Exigency Actions or jeopardize the health or safety of any employee of the Company or any other Persons, or (vi) relate to the Company’s sale process, including any information related to proposals from other Persons relating to any other potential transaction with the Company or any of its Subsidiaries; provided, however, that the Company shall use reasonable best efforts to provide such access or disclose such information in a manner that would not violate the foregoing. Nothing in this Section 7.06 shall be construed to require the Company, any of its Subsidiaries or any of their respective representatives to prepare any reports, analyses, appraisals or opinions or to otherwise provide any information which is not prepared by the Company or its Subsidiaries in the ordinary course of business. Notwithstanding anything to the contrary contained herein or otherwise, from the date hereof and during the Pre-Closing Period: (A) without the prior written consent of the Company (not to be unreasonably withheld), Purchaser shall not, and shall cause its Affiliates not to, contact (other than in an immaterial or administrative capacity) any distributor, supplier, vendor, customer or partner of the Company or any of its Subsidiaries regarding the business, operations, assets, financial condition or prospects of the Company or this Agreement or the transactions contemplated by this Agreement (except as may be required by Law or the terms of this Agreement); provided that the foregoing restrictions shall not, for the avoidance of doubt, (1) apply to ordinary course communications unrelated to the transactions contemplated by this Agreement or communications that reference this Agreement or the transactions contemplated hereby only incidentally or that include only information previously publicly disclosed in accordance with this Agreement or (2) prohibit contact or communications consistent with guidelines and talking points to be mutually agreed upon in good faith by the Company and Purchaser; (B) no rights under this Section 7.06(a) may be exercised by Purchaser in connection with, any actual or potential Litigation involving the Company or its Affiliates related to this Agreement.  The Company shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 7.06(a).

(b)          The parties agree that the terms of the Confidentiality Agreement and the Clean Team Agreement shall continue in full force and effect until the Closing. Purchaser shall hold, and shall cause each of its Representatives (as defined in the Confidentiality Agreement) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) and other information provided to them in connection with the transactions contemplated by this Agreement in confidence in accordance with the terms of the Confidentiality Agreement and the Clean Team Agreement.

(c)          Purchaser shall have no right to perform sampling or analysis of air, soil, groundwater, building materials or other environmental media, including any analysis of the sort generally referred to as a Phase II environmental investigation, without the prior written consent of the Company (in its sole discretion).

Section 7.07.          Public Statements. Except for (a) the initial press release(s) to be mutually agreed and issued by the parties in connection with the announcement of the execution and delivery of this Agreement and (b) as otherwise agreed by Purchaser and Seller, and except as required by applicable Law or the rules and regulations of any applicable stock exchange, in which event the parties shall consult with each other in advance and provide the non-disclosing party a reasonable opportunity to review and comment thereon, no press release or other public announcement, statement or comment relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any party to this Agreement or any of its Affiliates (including, in the case of Seller and the Company, Strategic Value Partners, LLC and each of its Affiliates) or representatives (it being understood and agreed that the final form and content of any such required release, announcement, statement or comment shall be at the final discretion of the disclosing party); provided, however, that (i) Strategic Value Partners, LLC and any Affiliate of Seller may disclose the transactions contemplated by this Agreement and any term hereof to its limited partners, shareholders and prospective limited partners or other investors who are subject to customary confidentiality restrictions in connection with their ordinary course business operations, including private equity/fund-formation, fundraising, marketing, syndication, informational or reporting activities, (ii) nothing in this Section 7.07 shall prohibit any disclosure required under the Debt Agreements to counterparties who are subject to customary confidentiality restrictions and (iii) nothing in this Section 7.07 shall prohibit any disclosure to the extent such disclosure has previously been released publicly by a party or is consistent in all material respects with disclosures that have previously been released publicly in each case without violation of this Section 7.07, including in response to questions from analysts, investors or analyst or on investor calls.

Section 7.08.          Indemnification of Directors and Officers.

(a)          Purchaser acknowledges and agrees that all rights provided in the Organizational Documents of the Company or its Subsidiaries or in any other agreement with respect to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including in respect of any matters arising in connection with this Agreement and the transactions contemplated by this Agreement) in favor of each individual who at the Closing is, or at any time prior to the Closing was, (i) a director, manager, officer or employee of the Company or any of its Subsidiaries or (ii) serving as a director, manager, officer or employee of any other Person at the request of the Company or any of its Subsidiaries (each Person referred to in clause (i) or (ii), a “D&O Indemnified Person”) shall survive the Closing and shall continue in full force and effect. For a period of six (6) years after the Closing, Purchaser shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any D&O Indemnified Person with respect to acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including in respect of any matters arising in connection with this Agreement and the transactions contemplated by this Agreement), unless and only to the extent required by Law, it being the intent of the parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such D&O Indemnified Person’s right thereto without the prior written consent of that D&O Indemnified Person. For a period of six (6) years after the Closing (or as provided in such Contract, if earlier), Purchaser shall, and shall cause the Company and its Subsidiaries to, maintain in effect any indemnification provisions in agreements of the Company and its Subsidiaries with any D&O Indemnified Person set forth on Section 7.08 of the Schedules.

(b)          In addition to the other rights provided for in this Section 7.08 and not in limitation thereof, from and after the Closing, Purchaser shall, and shall cause the Company and its Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and exculpate and release from any liability to Purchaser, the Company or any of their respective Affiliates) the D&O Indemnified Persons against all D&O Expenses (as defined below) and all losses, claims, damages, judgments, fines, penalties, liabilities and amounts paid in settlement (“D&O Losses”) in respect of any investigation, claim, action, suit, proceeding or judgment, whether criminal, civil, administrative or investigative, based on, arising out of, relating to or in connection with the fact that such Person is or was a director, officer, manager, employee or other fiduciary of the Company or any of its Subsidiaries or any other entity arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at, prior to or after the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated by this Agreement) (a “D&O Indemnifiable Claim”) and (ii) advance, unconditionally (other than subject to the following proviso) and interest-free, to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim promptly after receipt of statements therefor; provided that such D&O Indemnified Person agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, non-appealable judgment such D&O Indemnified Person is not ultimately entitled. Advance payment of D&O Expenses in connection with any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim become final and non-appealable and are fully and finally satisfied (subject to the foregoing sentence). For the purposes of this Section 7.08, “D&O Expenses” shall include all reasonable and documented attorneys’ fees, arbitrator and mediator fees and similar costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal or in response to a non-party subpoena) any D&O Indemnifiable Claim.

(c)          As of or prior to the Closing, the Company shall obtain and fully pay for, at Purchaser’s expense, “tail” insurance policies with a claims period of at least six (6) years from and after the Closing, from an insurance carrier with the same or better credit ratings as the Company’s current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the existing D&O Insurance of the Company and any of its Subsidiaries, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) no less favorable in the aggregate as such existing D&O Insurance with respect to matters arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at, prior to or after the Closing (including in connection with this Agreement and the transactions contemplated by this Agreement). Purchaser shall cause the Company to maintain such D&O Insurance in full force and effect for its full term. If the Company for any reason fails to obtain such “tail” insurance policies as of the Closing, then Purchaser shall, or shall cause the Company to, continue to maintain in effect the Company’s existing D&O Insurance, at no expense to the beneficiaries, for a period of at least six (6) years from and after the Closing, for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as provided in the Company’s existing D&O Insurance as of the date of this Agreement, or, if such insurance is unavailable, Purchaser shall, or shall cause the Company to, purchase the best available D&O Insurance for such six (6) year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as provided in the Company’s existing D&O Insurance as of the date of this Agreement.

(d)          In the event that Purchaser, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys fifty percent (50%) or more of its properties and other assets to any Person (including by liquidation, dissolution or assignment for the benefit of creditors or similar action), then, and in each such case, Purchaser, the Company or their successors and assigns, as the case may be, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.08.

(e)          The rights of the D&O Indemnified Persons under this Section 7.08 shall be in addition to any rights such D&O Indemnified Persons may have under the Organizational Documents of the Company and its Subsidiaries, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company and its Subsidiaries for any of its directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 7.08 is not in substitution of any such claims under such policies).  Each of Purchaser and the Company further acknowledges and agrees that, solely as it relates to any rights or claim for indemnification or expense reimbursement a D&O Indemnified Person may have against Strategic Value Partners, LLC or any of its affiliated funds or investment vehicles (collectively, the “Other Indemnitors”) in respect of any D&O Indemnifiable Claim, D&O Expenses or D&O Losses, (i) no advancement or payment by any Other Indemnitor with respect to any D&O Indemnifiable Claim or any D&O Expenses shall alter or limit the obligations of Purchaser and the Company pursuant to this Section 7.08, (ii) neither Purchaser nor the Company shall have any right of, nor shall seek, contribution from the Other Indemnitors with respect to any D&O Indemnifiable Claim, D&O Expenses or D&O Losses, and (iii) any indemnification or expense reimbursement obligations of the Other Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of the D&O Indemnified Person against Purchaser and the Company pursuant to this Section 7.08.

(f)          Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 7.08 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 7.08 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 7.08, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise. The provisions of this Section 7.08 shall survive the Closing.

Section 7.09.          Employee Benefits.

(a)          For one (1) year following the Closing Date, Purchaser shall provide to each employee of the Company or any of its Subsidiaries who continues to be employed by Purchaser, the Company or any of their respective Subsidiaries following the Closing (a “Continuing Employee”) (i) a salary or hourly wage rate, and target annual cash incentive compensation opportunity that, in each case, are no less favorable than were provided to such Continuing Employee immediately prior to the Closing, (ii) employee benefits (excluding severance or equity or equity-based arrangements) that are no less favorable than were provided to such Continuing Employee as of immediately prior to the Closing, and (iii) severance benefits that are consistent with the Company’s or any of its Subsidiaries’ past custom and practice as set forth in Schedule 7.09 to each Continuing Employee whose employment is involuntarily terminated by Purchaser, the Company or any of their respective Subsidiaries during such one (1) year period.

(b)          Purchaser further agrees that, from and after the Closing, Purchaser shall, and shall cause the Company or any of its Subsidiaries to, grant each Continuing Employee credit for any service with the Company or any of its Subsidiaries earned prior to the Closing (A) for eligibility and vesting purposes and (B) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, policy, agreement or arrangement that may be established or maintained by the Company or any of its Subsidiaries or any of their Affiliates on or after the Closing (the “New Plans”), in each case, to the extent such credit does not result in duplication of benefits; provided, that such credit shall not apply with respect to any defined benefit pension arrangement or retiree medical benefits. In addition, Purchaser shall use commercially reasonable efforts to or shall cause the Company or any of its Subsidiaries to use commercially reasonable efforts to (1) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee or his or her dependents under any Plan as of the Closing and (2) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing by any employee (or covered dependent thereof) of the Company or any Subsidiary to be taken into account for purposes of satisfying the corresponding deductible, co-insurance and maximum out-of-pocket provisions after the Closing under any applicable New Plan in the plan year in which the Closing occurs. Notwithstanding the foregoing, the terms and conditions of employment for employees covered by a CBA shall continue to be governed by the applicable CBA in accordance with its terms. Nothing contained in this Agreement, express or implied, shall (i) give rise to any rights, claims, benefits, causes of action or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever, to any employee of the Company or any of its Subsidiaries or other employee, former employee or individual independent contractor of the Company or any of its Subsidiaries, any representative of any such employee, or any third party whatsoever (including any Governmental Authority), including to prevent or restrict Purchaser or its Affiliates from modifying or terminating the employment or terms of employment of any employee of the Company or any of its Subsidiaries, including the amendment or termination of any Plan or other employee benefit or compensation plan, program or arrangement, after the Closing Date or (ii) be treated as an amendment or other modification of any Plan or other employee benefit plan or arrangement. Purchaser agrees that Purchaser, the Company or any of its Subsidiaries (following the Closing) shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(c)          Prior to the Closing, any employee notices or communication materials (including website postings and offers of employment) from Purchaser or its Affiliates to the Continuing Employees, including notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement or employment thereafter, shall be subject to the prior review, comment and approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Furthermore, prior to the Closing, Purchaser and its Affiliates shall not make oral or other unwritten communications to the Continuing Employees without the Company’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed).

Section 7.10.          Section 280G Approval. The Company or its applicable Subsidiaries shall, prior to the Closing Date, (a) solicit and use reasonable best efforts to obtain from each Person who has a right to any payments or benefits or potential right to any payments or benefits (including, without limitation, under any Plan) that could be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) a waiver, subject to the approval described in clause (b), of such Person’s rights to all of such parachute payments that are equal to or in excess of three times such Person’s “base amount” (within the meaning of Section 280G of the Code) less one dollar (the “Waived 280G Benefits”) and (b) solicit the approval of the stockholders of the Company or its Subsidiaries, as applicable, to the extent and in the manner required under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, of any Waived 280G Benefits. Prior to the Closing Date, the Company shall deliver to Purchaser a written notice that either (i) the requisite vote was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided, and any previously paid or provided Waived 280G Benefits shall be returned or recovered. Not less than five (5) Business Days prior to distributing any material relating to such vote (including any waivers, consents or disclosure statements), the Company shall provide Purchaser with drafts of such materials for Purchaser’s reasonable review and comment. Purchaser shall provide to the Company, no less than fifteen (15) Business Days prior to the Closing Date, any Purchaser Arrangements, and the Company and Purchaser shall cooperate in good faith with respect to calculating the value of such arrangements; provided, however, that if such Purchaser Arrangements are not provided or are provided to the Company fewer than fifteen (15) days prior to the Closing Date, compliance with the remainder of this Section 7.10 shall be determined as if such Purchaser Arrangements had not been entered into. Nothing in this Section 7.10 shall be construed as requiring any specific outcome to the vote described herein.

Section 7.11.          Payoff of Indebtedness.  The Company shall, or shall have caused its applicable Subsidiaries to, deliver all notices and take other actions required to facilitate the termination of commitments in respect of the Debt Agreements, all Interim Incurred Debt and any Replacement Credit Facility (the “Repaid Debt”), repayment in full of all obligations in respect of such Repaid Debt and the release of any Liens and guarantees in connection therewith on the Closing Date. The Company shall deliver no later than (x) seven (7) Business Days prior to the Closing, customary draft payoff letters and related lien and guarantee release documentation and (y) one (1) Business Day prior to the Closing Date, customary executed payoff letters and related release documentation, in each case,  with respect to the Debt Agreements (the “Debt Payoff Letters”) in form and substance reasonably satisfactory to Purchaser, which Debt Payoff Letters shall include customary related lien and guaranty release documentation and shall, among other things, (i) indicate the Debt Payoff Amount, (ii) identify all letters of credit outstanding under the Debt Agreements (with respect to which, upon reasonable request by Purchaser, the Company will use reasonable best efforts to assist with the migration, cash collateralization, backstopping, or other treatment determined by Purchaser), (iii) provide for the release of all guarantees and Liens and other security over the properties and assets of the Company and its Subsidiaries securing all obligations under the Debt Agreements (subject to delivery of funds as arranged by Purchaser as contemplated by Section 2.04(b)) and (iv) include all documents, instruments and filings necessary or customary to evidence such releases.

Section 7.12.          Tax Matters.

(a)          Transfer Taxes. All transfer, documentary, excise, sales, use, real property, stamp, registration, recording and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne equally by Purchaser, on the one hand, and Seller on the other, when due, whether levied on Purchaser, the Company or any of its Subsidiaries, Seller, or any of their respective Affiliates. The parties shall reasonably cooperate in the filing of any such Tax Returns and other documentation with respect to the Transfer Taxes, including reasonably promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns and other documentation and obtaining any available exemption from or reduction in the amount of Transfer Taxes. The parties will have the right to review, comment on, and consent to any such Tax Return and other documentation in respect of Transfer Taxes required by applicable Law to be executed by them.

(b)          Cooperation. From and after the Closing Date, Purchaser, Seller and the Company shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by any other party hereto, in connection with the preparation and filing of any Tax Returns under this Section 7.12 and the computation and verification of any amounts paid or payable with respect to Taxes of the Company or its Subsidiaries under this Section 7.12 or otherwise pursuant to this Agreement (including any supporting work papers, schedules and documents). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)          Straddle Period Allocation. For purposes of this Agreement, in the case of any Tax (or Tax refund or credit) imposed on the Company or any of its Subsidiaries with respect to a Straddle Period, the portion of such Tax (or Tax refund or credit) that is allocable to the portion of such Straddle Period ending on the Closing Date shall be (i) in the case of any Taxes other than Income Taxes and Taxes based on receipts, sales or payments and other Taxes that are transactionally based, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Income Taxes and Taxes based on receipts, sales or payments and other Taxes that are transactionally based, be determined based on an interim closing of the books as of the end of the Closing Date; provided, that all permitted allowances, credits, exemptions and deductions that are normally computed on the basis of an entire year period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date in proportion to the number of days in each such period.

(d)          Intermediary Transaction Tax Shelter. Purchaser shall not take any action or cause any action to be taken with respect to the Company subsequent to the Closing that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in IRS Notice 2001-16 and/or IRS Notice 2008-111.

(e)          Closing Tax Period. The parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the Tax Period of the Company for all Tax purposes, and Purchaser shall cause the Company (and any applicable Subsidiaries) to join Purchaser’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) effective on the day after the Closing Date. Purchaser’s consolidated group shall not make any election to apply the “next day rule” under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or the “ratable allocation” method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or (iii) in connection with the transactions contemplated by this Agreement.

Section 7.13.          Confidentiality Pursuant to the Seller LLC Agreement.  Until the three (3) year anniversary following the Closing Date, Seller acknowledges the confidentiality obligations pursuant to Section 14.1 of the Seller LLC Agreement as of the date hereof (which survives the termination of the Seller LLC Agreement) and agrees not to consent to (or permit its Board of Directors to consent to), any disclosure of any confidential information, knowledge or data concerning or relating to the business or financial affairs of to the Company or its Subsidiaries or Purchaser or its Affiliates pursuant thereto without the prior written consent of Purchaser, and shall cause its Affiliates not to make such disclosure of confidential information.  For the avoidance of doubt, nothing in this Section 7.13 shall restrict Strategic Value Partners, LLC or any of its affiliated funds or investment vehicles from disclosing information relating to the financial performance of Seller and the Company and its Subsidiaries prior to and including the Closing to its existing or prospective investors, limited partners, members, lenders and their representatives (and, to the extent required for any such limited partner’s, members or lender’s internal reporting obligations, Affiliates of such limited partner, member or lender).

Section 7.14.          Preservation of Books and Records. For a period of seven (7) years from the Closing Date:

(a)          Purchaser shall, and shall cause the Company and Purchaser’s and the Company’s respective Subsidiaries and Affiliates to, preserve and keep the records held by them and the Subsidiaries of the Company relating to the respective businesses of the Company and its Subsidiaries (including all Tax Returns of the Company and its Subsidiaries and other information relating to Taxes) prior to the Closing (the “Books and Records”). Purchaser shall not and shall cause the Company and Purchaser’s and the Company’s respective Affiliates not to dispose of or destroy any of the Books and Records without first offering to turn over possession thereof to Seller by written notice to Seller at least sixty (60) days prior to the proposed date of such disposition or destruction. Unless otherwise consented to in writing by the Company, Purchaser shall not, and shall not permit the Company or any of its Subsidiaries and Affiliates to, destroy, alter, or otherwise dispose of any Books and Records, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to the Company and offering to surrender to the Company such books and records or such portions thereof.

(b)          Subject to the execution of a confidentiality agreement that is acceptable to Purchaser (in Purchaser’s reasonable discretion), Purchaser shall, and shall cause its controlled Affiliates to, in each case for purposes of complying with any applicable Tax, financial reporting or regulatory requirements (excluding any Litigation, against Purchaser or any of its Affiliates including, from and after the Closing, the Company and its Subsidiaries), (i) provide Seller and its representatives with electronic access to any portions of the Books and Records that are available in electronic format, (ii) allow Seller and its representatives access to all other Books and Records on reasonable notice and at reasonable times at Purchaser’s or the Company’s principal place of business or at any location where any Books and Records are stored and permit Seller and any indirect holders of the Company Units and their respective representatives, at their own expense, to make copies of such Books and Records and (iii) make available Purchaser’s, the Company’s and each of their respective Affiliates’ representatives to Seller and its representatives to assist in locating such Books and Records on reasonable notice and at reasonable times at Purchaser’s or the Company’s principal place of business or at any location where any Books and Records are stored. Notwithstanding anything to the contrary contained herein or otherwise, neither Purchaser nor its controlled Affiliates shall be required to provide access to any Books and Records where such access or disclosure would reasonably be expected to (i) contravene any binding Contract, (ii) jeopardize the attorney-client or other privilege or other immunity or protection from disclosure of Purchaser or its Affiliates or (iii) contravene any Law; provided, however, that the Company and Purchaser shall use reasonable best efforts to provide such access or disclose such information in a manner that would not violate the foregoing. Nothing in this Section 7.13 shall be construed to require the Company, any of its Subsidiaries or any of their respective representatives to prepare any reports, analyses, appraisals or opinions or to otherwise provide any information which is not prepared by the Company or its Subsidiaries in the ordinary course of business.

Section 7.15.          RWI Policy. Purchaser acknowledges and agrees that the RWI Policy obtained by Purchaser (whether or not such RWI Policy is sufficient to cover the applicable losses) shall, except in the case of Fraud, be the sole and exclusive remedy of Purchaser and its Affiliates (including, from and after the Closing, the Company) and Purchaser Related Parties, in Law, equity or otherwise, arising out of, or related to any inaccuracy or breach of any representation or warranty regarding the Company contained in this Agreement or in any certificates delivered with respect thereto, and such policy shall contain a customary waiver of any rights of subrogation by the insurer(s) thereunder against the Seller Related Parties (in a form reasonably acceptable to Seller), except in the case of Fraud committed by such Seller Related Party (for which subrogation rights will be limited such Seller Related Party), with respect to which waiver the Seller Related Parties are express third-party beneficiaries.

Section 7.16.          Financing and Financing Cooperation.

(a)          Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to (i) (a) obtain and (subject to the satisfaction of the conditions set forth in Section 8.01 and Section 8.02) consummate, or cause its Subsidiaries, as applicable, to obtain and (subject to the satisfaction of the conditions set forth in Section 8.01 and Section 8.02) consummate, the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter and (b) maintain in full force and effect the Debt Commitment Letter until the earlier of the consummation of the transactions contemplated by this Agreement and the valid termination of this Agreement, (ii) enter into definitive written agreements with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letter (including any “market flex” provisions applicable thereto) or, in Purchaser’s sole discretion, on other terms than those contained in the Debt Commitment Letter (including any “market flex” provisions applicable thereto), in each case, which such other terms shall not affect any Prohibited Financing Amendment (with such agreements to be in effect no later than the Closing Date), (iii) satisfy on a timely basis all obligations applicable to Purchaser under the Debt Commitment Letter, to the extent that such satisfaction is a condition to the obligation of the Debt Financing Sources to fund and (iv) enforce its rights under the Debt Commitment Letter in a timely and diligent manner. Purchaser undertakes not to agree to (i) any amendment, replacement, modification or waiver, without the prior written consent of the Company, to the Debt Commitment Letter or the definitive written agreements with respect to the Debt Financing (the “Debt Financing Agreements”), if such amendment, replacement, modification or waiver would (A) reduce the amount of the Debt Financing provided thereunder to an amount less than the Financing Amount, (B) impose new or additional conditions or expand any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (I) materially delay or prevent the Closing or (II) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing on or prior to the Closing Date less likely to occur or (C) otherwise reasonably be expected to (I) materially delay or prevent the Closing or (II) impede the ability of Purchaser to enforce its rights against other parties to the Debt Commitment Letter or the Debt Financing Agreements as so amended, replaced, supplemented or otherwise modified (such modifications, the “Prohibited Financing Amendments”); provided that Purchaser may, without the Company’s prior written consent amend, replace, supplement or otherwise modify the Debt Commitment Letter solely to add lenders, lead arrangers, book runners, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the date of this Agreement, or (ii) the termination of the Debt Commitment Letter to the extent doing so would reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated hereby, including the ability of Purchaser to timely pay all or a portion of the Closing Consideration and to timely pay the Financing Amounts. In the event that any portion of the Debt Financing becomes unavailable to Purchaser in the manner or from the sources set forth in the Debt Commitment Letter, Purchaser will promptly notify Seller and will use its reasonable best efforts to obtain alternative financing on terms and conditions not materially less favorable to Purchaser, taken as a whole, than those contained in the Debt Commitment Letter as of the date hereof (including any “market flex” provisions applicable thereto) and without any Prohibited Financing Amendments or, in Purchaser’s sole discretion, on other terms than those contained in the Debt Commitment Letter as of the date hereof (including any “market flex” provisions applicable thereto), in each case, from the same or alternative sources in an amount sufficient, when added to any portion of the Debt Financing still available and to any other sources available to Purchaser and its Subsidiaries, to fund the Financing Amount as and when such amounts are required to be funded in accordance with the terms of this Agreement (the “Alternative Financing” with any such Alternative Financing being deemed to constitute “Debt Financing”, the debt commitment letter with respect thereto being deemed to constitute a “Debt Commitment Letter” and the definitive documentation with respect thereto being deemed to constitute the “Debt Financing Agreements”). Purchaser shall deliver to Seller true and correct copies of the executed debt commitment letter with respect to such Alternative Financing (and the related fee letter, which may be redacted in the manner set forth in Section 6.06(a)) promptly following the execution thereof. Purchaser shall reasonably promptly (A) upon request from the Company provide the Company updates about the preparation of the Debt Financing and (B) inform the Company (x) after becoming aware of any circumstance or event which would reasonably be expected to prevent or materially impede or delay Purchaser’s ability to obtain funds sufficient to fund the Financing Amounts by the Closing  (including the expiration or termination in writing (or attempted or purported termination in writing, whether or not valid) of the Debt Commitment Letter) and (y) if for any reason Purchaser has determined in good faith that it will no longer be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions contained therein to the extent necessary to permit Purchaser to pay the Financing Amount at Closing.

(b)          Seller and the Company shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, and shall use reasonable best efforts to cause its and their respective officers, directors, employees, accountants, consultants, legal counsel, affiliates, advisors, agents and other representatives (collectively, the “Financing Representatives”) to, provide such cooperation in connection with the arrangement of the Debt Financing (which term, for the purpose of Section 7.16(b) through (i), shall include any debt financing obtained or to be obtained by Purchaser in connection with the transactions contemplated by this Agreement or to fund the Financing Amount) as may be reasonably requested by Purchaser to assist Purchaser in arranging, obtaining and syndicating any of the Debt Financing contemplated by the Debt Commitment Letter (or any replacement of such Debt Financing), including, without limitation, using reasonable best efforts to:

(i)          make available to Purchaser, its advisors and its Debt Financing Sources on a timely basis the Required Financing Information set forth in clause (iii) of such definition;

(ii)         provide customary authorization letters (including customary representations with respect to accuracy of information and material non-public information); provided, that the Company is given a reasonable opportunity prior to execution to review and provide comments on such authorization letters and such information distributed to prospective lenders or investors in connection therewith;

(iii)        (I) assist with the timely preparation of reasonably requested lender and investor presentations, rating agency presentations, bank information memoranda, marketing materials and other similar documents and materials and provide information necessary for Purchaser, its advisors and its Debt Financing Sources to prepare pro forma financial statements, in each case, in connection with the Debt Financing and (II) participate in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions (including accounting due diligence sessions) (in each case, including via video conference) with providers or potential providers of the Debt Financing and ratings agencies and otherwise assisting in the marketing efforts of Purchaser and its Debt Financing Sources, in each case to the extent customary for Debt Financings of such type;

(iv)        assist with Purchaser’s preparation, negotiation and execution of definitive written financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, collateral agreements, customary officer’s certificates and corporate resolutions, as applicable) as may reasonably be requested and subject to the occurrence of the Closing; and

(v)         promptly notify Purchaser in the event that Seller, the Company, any of its Subsidiaries or any of their respective Representatives determines that any Required Financing Information that the Company, any of its Subsidiaries or any of their respective Representatives have delivered to Purchaser or any of the Debt Financing Sources contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which made.

(c)          Seller and the Company shall (i) make available to Purchaser, its advisors and its Debt Financing Sources on a timely basis the Required Financing Information set forth in clauses (i) and (ii) of such definition and (ii) deliver, at least three (3) Business Days prior to Closing, all documentation and other information as is reasonably requested by Purchaser, its advisors and its Debt Financing Sources at least nine (9) Business Days prior to Closing with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and beneficial ownership regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230).

(d)          Notwithstanding the foregoing, nothing in this Section 7.16 will require any such cooperation to the extent that it would (A) require Seller, the Company or any of its Subsidiaries to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Purchaser, (B) require Seller, the Company or any of its Subsidiaries to give or agree to give to any other Person any indemnities in connection with the Debt Financing that are effective prior to the Closing, (C) require Seller, the Company or any of its Subsidiaries to provide access to or disclose any information that the Company reasonably determines is prohibited or restricted under applicable Law or that would reasonably be expected to jeopardize any legal privilege of, or conflict with any confidentiality obligations binding on, Seller, the Company or any of its Subsidiaries (not entered in contemplation hereof) (provided, however, that Seller, the Company and its Subsidiaries shall use reasonable best efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by applicable Law or to the maximum extent that does not result in a loss of such legal privilege, as applicable, and in the event that Seller, the Company or any of its Subsidiaries do not provide access or information in reliance on this clause, the Company shall provide notice to Purchaser that information is being withheld), (D) require Seller, the Company or any of its Subsidiaries to take any action which would result in Seller, the Company or any of its Subsidiaries or any of its or their respective Affiliates incurring any liability with respect to matters relating to the Debt Financing prior to the Closing or cause any director, officer or employee of the Company or any of its Subsidiaries or any of their respective Affiliates or Financing Representatives to incur any personal liability in connection with the Debt Financing, (E) require Seller, the Company or any of its Subsidiaries to cause any term, covenant, representation or warranty in this Agreement to be breached by Seller, the Company or any of its Affiliates in a manner that would cause any condition to the Closing to fail to be satisfied or cause any condition to the Closing to fail to be satisfied, (F) conflict with, result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, Seller’s, the Company’s or any of its Subsidiary’s respective Organizational Documents (not entered in contemplation hereof), any applicable Law or any applicable Contract (not entered in contemplation hereof), (G) require Seller, the Company or any of its Subsidiaries to provide (1) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (2) any description of all or any component of the Debt Financing (including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”), or (3) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing (which clauses (1) through (3) shall be the sole responsibility of Purchaser) or (H) unreasonably interfere with the ongoing business operations of the Company and its Subsidiaries. Notwithstanding the foregoing, (i) none of Seller, Seller nor the Company nor their officers or employees shall be required to execute or enter into any agreement with respect to the Debt Financing (other than (x) those officers or employees continuing in such roles after the Closing, and solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Closing, and (y) the customary authorization letters referred to above included in any marketing materials for the Debt Financing), and (ii) no directors of Seller, the Company or its Subsidiaries shall be required to approve, adopt, execute or enter into or perform any agreement with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing (other than those directors continuing in such roles after the Closing, and solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Closing).

(e)          The Company hereby consents to the use of the logos of the Company and each of its Subsidiaries in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not reasonably likely to or intended to harm, disparage or otherwise adversely affect the Company and/or its Subsidiaries or their reputation or goodwill.

(f)          Upon the earlier of the Closing and the termination of this Agreement in accordance with its terms, Purchaser shall promptly upon request reimburse Seller, the Company and its Subsidiaries and Financing Representatives for all reasonable, documented and invoiced out-of-pocket costs and expenses (including reasonable, documented and invoiced out-of-pocket attorneys’ fees) incurred by such Persons in connection with any cooperation contemplated by this Section 7.16.

(g)          Purchaser shall indemnify and hold harmless Seller, the Company and its Subsidiaries and Financing Representatives from and against any and all losses and other liabilities suffered or incurred by any of them in connection with the arrangement and preparation of the Debt Financing and any information used in connection therewith, in each case other than as a result of (i) fraud, gross negligence, bad faith or willful misconduct by or on behalf of such Person or Financing Representative or (ii) any written information provided to Purchaser in writing by any such Person for inclusion in any materials relating to the Debt Financing being materially false or misleading.

(h)          All nonpublic or otherwise confidential information provided by Seller, the Company or any of its Subsidiaries or Financing Representatives pursuant to this Section 7.16 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Purchaser shall be permitted to disclose such information to financing sources, other potential sources of capital, rating agencies and prospective lenders and investors in connection with obtaining the Debt Financing, subject to the recipient thereof entering into customary confidentiality undertakings with respect to such information (including in the form of a customary click-through confidentiality undertaking).

(i)          Seller, the Company and its Subsidiaries shall be deemed to have complied with this Section 7.16 for the purpose of any condition set forth in Article VIII, unless (i) Seller, the Company or its Subsidiaries have materially breached their obligations under this Section 7.16, (ii) Purchaser has notified the Company of such breach in writing in good faith, (iii) Seller, the Company or its Subsidiaries, as applicable, have not cured such breach by the date that is the earlier of (x) the date that is thirty (30) calendar days following delivery of notice pursuant to clause (ii) hereof and (y) a reasonably sufficient time prior to the Termination Date to consummate the Debt Financing (it being understood that during the pendency of such cure period, if and for so long as (A) such breach is not actually cured, (B) Purchaser is unable to obtain the proceeds of the Debt Financing and (C) such breach is the proximate cause of such inability, Seller, the Company and its Subsidiaries shall not be deemed to have complied with this Section 7.16 for the purpose of any condition set forth in Article VIII) and (iv) Purchaser is unable to obtain the proceeds of the Debt Financing at the Closing Date and the material breach by Seller, the Company or its Subsidiaries is a proximate cause of such inability.

(j)          Notwithstanding anything herein to the contrary, Purchaser hereby acknowledges and agrees that the obligations of Purchaser under this Agreement, including their obligations to consummate the transactions contemplated by this Agreement, are not in any way conditioned or contingent upon or otherwise subject to Purchaser’s or any of its Affiliates’ consummation of any financing arrangement or the obtaining of any financing or the availability, grant, provisions or extension of any financing to Purchaser or any of its Affiliates (including any portion of the Debt Financing (if any)).

Section 7.17.          Exclusivity. Until the earlier of (x) the Closing and (y) such time as this Agreement is terminated in accordance with Article IX, except for the transactions contemplated by this Agreement, Seller and the Company shall not, and shall cause their respective Affiliates (including, in the case of Seller and the Company, Strategic Value Partners, LLC) not to, and shall direct their respective representatives not to, directly or indirectly, solicit, initiate, engage in or enter into or approve, any negotiation, Contract, arrangement or mutual understanding with any Person other than Purchaser and its Affiliates and their respective representatives, that constitutes or relates to, or could reasonably be expected to lead to, an Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the transactions contemplated by this Agreement):  (i) any direct or indirect acquisition or purchase of all or any portion of the equity securities or material assets of the Company or its Subsidiaries (except for any sale of assets permitted under Section 7.01(d)) or (ii) any merger, consolidation or other business combination involving the Company or its Subsidiaries. Promptly (and in any event within one (1) Business Day) following the entry into this Agreement, Seller and its Affiliates shall cease and cause to be terminated any and all discussions and negotiations with third parties regarding any Acquisition Proposal (including access to any dataroom) and shall instruct, and use commercially reasonable efforts to cause, such third parties to either return or destroy all confidential information made available to them in connection therewith.

Section 7.18.          Affiliate Arrangements. Except as set forth in Schedule 7.18, prior to the Closing, the Company shall cause each other Affiliate Arrangement to, effective upon the Closing, terminate and cease to have any further force and effect, without any liability to or obligation on the part of the Company or any of its Affiliates (including, from and after the Closing, Purchaser and its Affiliates); provided, that the confidentiality obligations of the parties (other than Purchaser or its Affiliates), will survive such termination (as contemplated therein).

Section 7.19.          Resignations. Prior to the Closing, except as otherwise may be agreed by Purchaser, the Company shall use reasonable best efforts cause to be delivered to Purchaser resignations executed by each director of the Company and its Subsidiaries as of immediately prior to the Closing, which resignations shall be effective upon the Closing.

Section 7.20.          Misdirected Payments.  Following the Closing and prior to the three (3)-month anniversary of the Closing, Seller shall, or shall cause its Affiliates to, promptly pay or deliver to the Company any monies or checks received by Seller or any of its Affiliates after the Closing Date to the extent they are due to the Company or its Subsidiaries, including by customers, suppliers or other contracting parties.

Section 7.21.          S Corporation Status.  Prior to the Closing Date, the Company shall use commercially reasonable efforts to deliver or cause to be delivered to Purchaser evidence that a statement meeting the requirements set forth in Section 4.02 of Rev. Proc. 2004-35 to obtain relief for late filing of shareholder consents of spouses of S corporation shareholders has been filed for Nu-Ray Metal Products, Inc. (CA).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01.          Mutual Conditions to the Obligations of the Parties. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted, waiver in writing at or prior to the Closing of each of the following conditions:

(a)          No Injunctions or Legal Prohibitions.  (i) No temporary restraining order, preliminary or permanent injunction or other Order issued by a court of competent jurisdiction which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect, and (ii) no Law shall have been enacted or promulgated by any Governmental Authority after the date of this Agreement which prevents, or makes illegal, the consummation of the transactions contemplated by this Agreement.

(b)          Antitrust Clearance.  Any applicable waiting period under the HSR Act shall have expired or been terminated.

Section 8.02.          Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by applicable Law, waiver in writing at the Closing, of each of the following conditions:

(a)          Representations and Warranties.  (i) The Fundamental Representations shall be true and correct in all material respects as of the date of the Agreement and the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) (without giving effect to any materiality or “Material Adverse Effect” qualifications and words of similar import set forth therein), except for Section 4.03, Section 5.05(a), and Section 5.05(b) which shall be true and correct in all respects (other than de minimis inaccuracies with respect to Section 4.03(b) Section 5.05(a) and Section 5.05(b)) as of the date of the Agreement and the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) (without giving effect to any materiality or “Material Adverse Effect” qualifications and words of similar import set forth therein); (ii) the representation and warranty of the Company set forth in Section 5.04(c) shall be true and correct in all respects as of the date of the Agreement and the Closing Date as if made as of the Closing Date; and (iii) all other representations and warranties of Seller set forth in Article IV and of the Company set forth in Article V (other than the Fundamental Representations and Section 5.04(c)), without giving effect to any materiality or “Material Adverse Effect” qualifications and words of similar import set forth therein (except that the word “material” in the defined term “Material Contract,” shall not be disregarded for any of such purposes), shall be true and correct as of the date of the Agreement and the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct as of such date would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Performance. Seller and the Company shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Seller and the Company on or prior to the Closing Date.

(c)          Officer’s Certificates. The Company shall have delivered to Purchaser a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying the satisfaction of the conditions set forth in Section 8.02(a) and Section 8.02(b).

(d)          Requisite Consent. The duly executed Requisite Consent shall have been delivered to Purchaser.

(e)          The conditions set forth on Schedule 8.02(e) shall have been satisfied.

Section 8.03.          Conditions to the Obligations of the Company and Seller. The obligation of the Company and Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, waiver in writing at or prior to the Closing of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Purchaser contained herein, without giving effect to any materiality or “Purchaser Material Adverse Effect” qualifications and words of similar import set forth therein, shall be true and correct as of the date of the Agreement and the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be true and correct as of such date would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)          Performance. Purchaser shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

(c)          Officer’s Certificate. Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser, certifying to the satisfaction of the conditions set forth in Section 8.03(a) and Section 8.03(b) hereof.

Section 8.04.          Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s breach of any covenant or agreement of this Agreement, including failure to use its reasonable best efforts to cause the Closing to occur, in each case as required by Section 7.03, or to satisfy its obligations under Section 7.04 or Section 7.05.

ARTICLE IX

SURVIVAL; TERMINATION

Section 9.01.          Survival. The parties, intending to modify any applicable statute of limitations, agree that (a) (i) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto and (ii) the covenants in this Agreement only requiring performance prior to the Closing shall, in each case, terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party in respect thereof and (b) the covenants in this Agreement that contemplate performance after the Closing or expressly by their terms survive the Closing shall survive the Closing in accordance with their respective terms.

Section 9.02.          Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing only as follows:

(a)          by mutual written agreement of the Company and Purchaser;

(b)          by either the Company or Purchaser at any time after 5:00 p.m. New York City time on November 16, 2026 (such date, as it may be extended pursuant to this Section 9.02(b), the “Termination Date”), if the Closing shall not have occurred on or prior to such time on such date; provided, however, that a party shall not have the right to terminate this Agreement pursuant to this Section 9.02(b) if (x) the Company’s or Seller’s (in the case of the Company) or (y) Purchaser’s (in the case of Purchaser) failure to perform or comply with any covenants or agreements of such Person set forth in this Agreement (including under Section 2.02) has primarily caused failure of the Closing to occur prior to the Termination Date; provided, further, that the Termination Date shall automatically be extended by an additional ninety (90) days to the extent necessary to satisfy the conditions set forth in Section 8.01 (but only to the extent that the applicable legal restraint or approval relates to Antitrust/FDI Laws), so long as the other conditions in Article VIII have been satisfied or waived (other than those conditions which by their nature are to be satisfied by actions to be taken, or delivered, or to be made, at the Closing (but subject to such conditions being capable of being satisfied));

(c)          by the Company or Purchaser, if any Order or Law of the type that would give rise to the failure of the condition to the Closing set forth in Section 8.01(a) to be satisfied and permanently prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.02(b) if (x) the Company’s or Seller’s (in the case of the Company) or (y) Purchaser’s (in the case of Purchaser) failure to perform or comply with any covenants or agreements of such Person set forth in this Agreement (including Section 7.05) has primarily caused the failure of the condition to the Closing set forth in Section 8.01(a) to be satisfied;

(d)          by Purchaser, if any representation or warranty of Seller or the Company set forth in Article IV or Article V shall be or shall have become inaccurate or Seller or the Company shall have breached or failed to perform any of their respective covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 8.02(a) or Section 8.02(b), and which inaccuracy, breach or failure to perform cannot be cured by the Company or, if capable of being cured, shall not have been cured prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is thirty (30) calendar days after receipt by the Company of notice in writing from Purchaser specifying the nature of such inaccuracy, breach or failure to perform and requesting that it be cured; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.02(d) if Purchaser has breached this Agreement such that any of the conditions to Closing set forth in Section 8.03(a) or Section 8.03(b) would not then be satisfied as a result of such breach; or

(e)          by the Company, if any representation or warranty of Purchaser set forth in Article VI shall be or shall have become inaccurate or Purchaser shall have breached or failed to perform any of its respective covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 8.03(a) or Section 8.03(b), and which inaccuracy, breach or failure to perform cannot be cured by Purchaser, or, if capable of being cured, shall not have been cured prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is thirty (30) calendar days after receipt by Purchaser of notice in writing from the Company specifying the nature of such inaccuracy, breach or failure to perform and requesting that it be cured; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.02(e) if the Company or Seller has breached this Agreement such that any of the conditions to Closing set forth in Section 8.02(a) or Section 8.02(b) would not then be satisfied as a result of such breach.

(f)          The party desiring to terminate this Agreement pursuant to any of clauses (a), (b), (c), (d) or (e) of this Section 9.02 shall give written notice of such termination to the other party in accordance with Section 10.01 specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.03.          Effect of Termination; Damages. In the event of the termination of this Agreement in accordance with Section 9.02, (a) this Agreement shall thereafter become void and have no effect and the transactions contemplated by this Agreement shall be abandoned, except that this Section 9.03, Section 9.04, Section 6.11, Section 7.07, Article X and the Confidentiality Agreement and the Clean Team Agreement shall survive termination of this Agreement and remain valid and binding obligations of each of the parties, and (b) subject to the terms and conditions of the surviving provisions of this Agreement, there shall be no liability or obligation on the part of Purchaser, the Company or Seller.  Notwithstanding the immediately preceding sentence of this Section 9.03, termination of this Agreement pursuant to Section 9.02 shall not (i) release Purchaser (or its Affiliates to the extent applicable) from any liability pursuant to the Confidentiality Agreement or the Clean Team Agreement, (ii) release Purchaser, Seller or the Company (or their respective Affiliates to the extent applicable) from any liability (A) pursuant the sections specified in this Section 9.03 that survive such termination, (B) for any Intentional Breach by such party of its representations, warranties, covenants or agreements that occurred prior to such termination or (C) for Fraud.  Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that any failure by a party hereto to effect the Closing at the time the Closing is required to occur pursuant to Section 2.02 shall constitute an Intentional Breach; provided that any party hereto seeking to recover damages pursuant to this Section 9.03 in respect of an Intentional Breach for such failure to effect the Closing at the time the Closing is required to occur pursuant to Section 2.02 shall not be entitled to recover monetary damages unless and until (1) such party shall have provided a written notice of such Intentional Breach for failure to effect the Closing the other party (or parties) pursuant to Section 10.01 which specifies such party’s claim of Intentional Breach (the “Failure to Close Notice”), (2) brought an action, claim, suit or proceeding to enforce specifically the performance of the obligation of the other party (or parties) hereto to effect the Closing pursuant to Section 10.13(a) and (3) either (x) the Closing shall not have occurred by the date that ninety (90) days following the date of the Failure to Close Notice or (y) a court of competent jurisdiction shall have determined, in a final and non-appealable determination, not to specifically enforce the terms of this Agreement to cause the Closing to occur.  For the avoidance of doubt, the parties further agree that, in seeking to enforce specifically the performance of this Agreement as contemplated by the immediately preceding sentence, a party shall not, in any respect, waive its right to seek any other form of relief that may be available to such party under this Agreement (including monetary damages, subject to the provisions of Section 9.04(c)).

Section 9.04.          Termination Fee.

(a)          If this Agreement is terminated by Purchaser or the Company pursuant to Section 9.02(b) or Section 9.02(c), and at the time of such termination, all conditions  to the Closing are satisfied or waived (other than those conditions which by their nature are to be satisfied by actions to be taken, or delivered, or to be made, at the Closing (but subject to such conditions being capable of being satisfied)), other than the conditions set forth in either (A) Section 8.01(a), but solely with respect to a temporary restraining order, preliminary or permanent injunction, final judgment or other Order relating to the HSR Act or any other Antitrust/FDI Law or (B) Section 8.01(b), then Purchaser shall pay to Seller an amount equal to the Purchaser Termination Fee (x) within two (2) Business Days after the date of termination of this Agreement (in the case of any such termination by the Company) or (y) concurrently with such termination by Purchaser (in the case of any such termination by Purchaser).  The parties hereto acknowledge and agree that in no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion.

(b)          Payment of the Purchaser Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by Seller at least two (2) Business Days prior to such payment being due.

(c)          Solely in the event of any termination described in Section 9.04(a) following which the Purchaser Termination Fee is payable, (i) payment from Purchaser, and receipt by Seller, of the Purchaser Termination Fee pursuant to Section 9.04(a) (together with any amounts that become due pursuant to Section 9.04(d)) (x) shall be the sole and exclusive remedy of the Company, Seller and the Seller Related Parties against Purchaser and the Purchaser Related Parties arising out of or related to this Agreement, the failure of the Closing to occur, any breach of any covenant in this Agreement or the transactions contemplated hereby, and (y) shall constitute liquidated damages for any loss suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s) pursuant to Section 9.04(a), together with all amounts required to be paid under Section 9.04(d), (x) none of the Purchaser Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or any exhibit or Schedule hereto or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith, whether at Law or in equity in contract, in tort, or otherwise, and (y) none of Seller, the Company or any other Seller Related Parties shall be entitled to bring or maintain any claim, action or proceeding against Purchaser, any Purchaser Related Party or any of their respective Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby (or the abandonment or termination hereof) or any matters forming the basis for such termination or in respect of any other document or theory of law or equity; provided that the foregoing shall not relieve Purchaser from any liability for (i) Fraud, (ii) any Intentional Breach by Purchaser or any of its Affiliates, (iii) any breach of the Confidentiality Agreement or the Clean Team Agreement by Purchaser or (iv) any claim for indemnification pursuant to Section 7.16(g).  Without limiting the foregoing, for clarity, in no circumstances shall Seller or the Company be permitted or entitled to receive both (x) a grant of specific performance or monetary damages and (y) payment of the Purchaser Termination Fee.

(d)          Purchaser acknowledges and agrees that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seller and the Company would not enter into this Agreement.  Accordingly, if Purchaser fails to promptly pay the Purchaser Termination Fee when due pursuant to this Section 9.04, and, in order to obtain the payment of the Purchaser Termination Fee, either the Company or Seller commences a proceeding which results in a judgement against Purchaser, then Purchaser shall pay any reasonable and documented out-of-pocket costs and expenses incurred by the Company or Seller (including reasonable and documented attorneys’ fees ) in connection with such suit.  Any amount not paid when due pursuant to this Section 9.04 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date of such payment.

ARTICLE X

MISCELLANEOUS

Section 10.01.          Notices.  All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Person for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service (with signed confirmation of receipt), or if sent by email (with confirmed receipt if so requested, which confirmation shall promptly be provided by the recipient if so requested), to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Seller and, prior to the Closing, the Company:

Strategic Value Partners, LLC
100 West Putnam Avenue
Greenwich, CT 06830
Attention:  Michael Schwartz; Chad Ellis
Email:  [***]

and:

OmniMax International, LLC
30 Technology Parkway, Suite 600
Peachtree Corners, GA 30092
Attention:  Chris Berg, General Counsel
Email:  [***]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:  Robert A. Kindler; Nickolas Bogdanovich
Email:  rkindler@paulweiss.com; nbogdanovich@paulweiss.com

To Purchaser and, from and after the Closing, the Company:

Gibraltar Industries, Inc.
3556 Lake Shore Road, P.O. Box 2028
Buffalo, NY 14219
Attention: Katie Bolanowski, General Counsel
Email: [***]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:  Alison Z. Preiss; Hannah Clark
Email:  azpreiss@wlrk.com; hclark@wlrk.com

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by national courier service for next business day delivery or (iii) the Business Day received, if sent by email or any other permitted method (provided that any notice received by email transmission at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day). Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 10.02.          Amendment/Waiver, Etc. Any provision of this Agreement may be amended, modified, supplemented or waived if, and only if, such amendment, modification, supplement or waiver is in writing and signed, in the case of an amendment, modification or supplement, by Purchaser and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.03.          Assignment.  No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto and any attempt to assign this Agreement without such consent shall be void and of no effect; provided, that, Purchaser may assign its rights (but not its obligations) under this Agreement to insurer(s) or underwriter(s) providing any representations and warranties insurance for the benefit of Purchaser.

Section 10.04.          Entire Agreement. This Agreement (including all Schedules and Exhibits hereto), together with the Escrow Agreement, Confidentiality Agreement, the Clean Team Agreement and the agreement set forth on Schedule 10.04 (collectively, the “Transaction Documents”), contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 10.05.          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.06.          Fulfillment of Obligations.  Any obligation of any party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.  Any failure of any Affiliate of a party hereto to comply with any terms of this Agreement that expressly apply to Affiliates of such party hereto shall be deemed to be a breach of this Agreement by such party hereto for all purposes hereunder.

Section 10.07.          Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, other than the provisions of (a) Section 7.08, to the extent it applies to D&O Indemnified Persons (including the successors, assigns, heirs, executors, administrators and personal representatives of such D&O Indemnified Persons), which D&O Indemnified Persons shall be express third-party beneficiaries of, and shall be entitled to rely on, such section, (b) Section 7.08(e), to the extent it applies to the Other Indemnitors, which Other Indemnitors shall be express third-party beneficiaries of, and shall be entitled to rely on, such section, (c) Section 7.15 to the extent they apply to any Seller Related Parties, which Seller Related Parties shall be express third-party beneficiaries of, and shall be entitled to rely on, such Sections, (d) Section 10.15 and Section 10.19, to the extent they apply to Nonparty Affiliates and Purchaser Released Persons or Seller Released Persons (together, “Released Persons”), respectively, which Nonparty Affiliates and Released Persons shall be express third-party beneficiaries of, and shall be entitled to rely on, such respective sections, (e) Section 10.16, to the extent it applies to Paul, Weiss, Rifkind, Wharton & Garrison LLP (each, the “Identified Counsel”), which shall be express third-party beneficiaries of, and shall be entitled to rely on, such section, and (f) in accordance with Section 10.21, express or implied, is intended to confer upon any Person other than Purchaser, Seller, the Company, the Company’s Subsidiaries or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement. In addition, after the Closing, the provisions of Article X shall be for the benefit of, and shall be enforceable by, the Persons referenced in this Section 10.07.

Section 10.08.          Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such expenses.

Section 10.09.          Governing Law/Jurisdiction/Waiver of Jury Trial.

(a)          This Agreement, and any claim, suit, action or proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated by this Agreement (whether at law or in equity, and whether in contract or in tort or otherwise), shall be governed by and enforced pursuant to the Laws of the State of Delaware, without regard to or application of its rules with respect to conflict of laws. Each party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom or, to the extent the Court of Chancery of the State of Delaware does not have subject matter jurisdiction or declines to accept personal jurisdiction over any party, any state or federal court within the State of Delaware and any appellate court therefrom (collectively, the “Chosen Courts”) in any claim, suit, action or proceeding described in the immediately preceding sentence of this Section 10.09(a) that is brought by any such party or its successors or assigns. Each party hereby irrevocably consents to the service of any and all process in any such claim, suit, action or proceeding by the delivery of such process in the manner provided in Section 10.01. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, claim or proceeding arising out of or relating to this Agreement, any other Transaction Document, the negotiation, execution or performance of this Agreement or any Transaction Document, or the transactions contemplated by this Agreement (whether at law or in equity, and whether in contract or in tort or otherwise) in the Chosen Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any Chosen Court that any such action, suit, claim or proceeding brought in any Chosen Court has been brought in an inconvenient forum. Each of the parties hereto hereby agrees that it will not bring or support, or permit any of its controlled Affiliates to bring or support, any claim, suit, action or proceeding, cross-claim or third-party claim of any kind or description (whether at law or in equity, and whether in contract or in tort or otherwise) in any way relating to this Agreement, any other Transaction Document or any of the transactions contemplated by this Agreement or any other Transaction Document, in any forum other than the Chosen Courts, and that the provisions of Section 10.09(b) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim. The parties further agree that any final and non-appealable judgment against any of them in any claim, suit, action or proceeding described in the first sentence of this Section 10.09(a) shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF CLAIM, SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09(B).

Section 10.10.          Counterparts, Etc.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email in “portable document format” (“.pdf”) form, or by other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.11.          Headings, Etc.  The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reading only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, subsection or clause are to the corresponding Article, Section, subsection or clause of this Agreement, unless otherwise specified.

Section 10.12.          Further Assurances.  Subject to the terms and conditions of this Agreement, from time to time, at the request of any party hereto and, except as otherwise set forth herein, at the expense of the party so requesting, each other party shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request that are reasonably required to consummate the transactions contemplated by this Agreement.

Section 10.13.          Remedies.

(a)          The parties understand and agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such provisions, monetary damages would be an inadequate remedy therefor. Accordingly, each party hereto agrees, on behalf of itself and its Affiliates (including Strategic Value Partners, LLC and each of its Affiliates in the case of Seller and the Company), that in the event of any breach or threatened breach by the Company or Seller, on the one hand, or Purchaser, on the other hand, of any provision of this Agreement, the Company and Seller, on the one hand, or Purchaser, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any action, claim, suit or proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law. No breach of any representation, warranty, covenant or agreement set forth in this Agreement shall give rise to any right of Purchaser to rescind this Agreement or any of the transactions contemplated by this Agreement after the consummation of the Closing.

(b)          To the extent any party hereto brings an action, claim, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, claim, suit or proceeding or (ii) such other time period established by the court presiding over such action, claim, suit or proceeding.

Section 10.14.          Knowledge.  For purposes of this Agreement:  (i) “knowledge” of the Company means the actual knowledge, after due inquiry of their direct reports, of the persons listed on Schedule 10.14(i); and (ii) “knowledge” of Purchaser means the actual knowledge, after due inquiry of their direct reports, of the persons listed on Schedule 10.14(ii).

Section 10.15.          Non-Recourse. Except as otherwise contemplated by this Agreement or any Transaction Document, all claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any Transaction Document, or the negotiation, execution or performance of this Agreement or any Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such Transaction Document), may be made only against (and such representations and warranties are those solely of) the parties hereto or thereto (and their respective successor and assigns). The parties agree and acknowledge that no recourse under this Agreement, any Transaction Document, or any documents or instruments delivered in connection with this Agreement or any Transaction Document, or any transaction contemplated by any of the foregoing, shall be had against any Seller Related Party or Purchaser Related Party (the “Nonparty Affiliates,” it being acknowledged and agreed, for the avoidance of doubt, and notwithstanding anything herein to the contrary, that none of Seller, the Company or Purchaser or any party to any Transaction Document or any documents or instruments delivered in connection with this Agreement or any Transaction Document shall be Nonparty Affiliates hereunder), whether by the enforcement of any assessment or by any legal or equitable Litigation, or by virtue of any Law, or by virtue of any breach or alleged breach hereof or thereof, the negotiation, execution or performance hereof or thereof or the transactions contemplated by this Agreement or thereby or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith (whether at law or in equity, and whether in contract or in tort or otherwise), it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Nonparty Affiliate for any obligation of any party under this Agreement, any Transaction Document, any documents or instruments delivered in connection with this Agreement or any Transaction Document, or any transaction contemplated by the foregoing, for any claim based on, in respect of or by reason of such obligations or their creation.

Section 10.16.          Waiver of Conflicts. Recognizing that the Identified Counsel has acted as legal counsel to Seller, the Company and its Subsidiaries, certain of the direct and indirect holders of the Company Units and certain of their respective Affiliates prior to the date hereof, and that the Identified Counsel intends to act as legal counsel to Seller and certain of such indirect holders of Company Units and their respective Affiliates (which will no longer include the Company and its Subsidiaries) (any such Person, a “Designated Person”) after the Closing (the “Post-Closing Representation”), each of Purchaser and the Company hereby waives, on its own behalf and agrees to cause its controlled Affiliates to waive, any conflicts of interest that may arise in connection with the Identified Counsel representing Seller or any such indirect holder of Company Units or their respective Affiliates after the Closing as such representation may relate this Agreement, the other Transaction Documents or the transactions contemplated by this Agreement or thereby (the “Current Representation”). Purchaser waives and will not assert, and agrees to cause its controlled Affiliates, including the Company and its Subsidiaries, to waive and not to assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser or its Subsidiaries, and following the Closing, it being the intention of the parties hereto that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and that Seller, and not Purchaser, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, or to communications with any Person other than the Designated Persons and their advisors. Notwithstanding the foregoing, Purchaser and its Affiliates may access, review, use or rely on any such communications in the event that a dispute arises between Purchaser or its Affiliates, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, and Purchaser or its Affiliates may assert attorney-client privilege or other legal privilege to prevent disclosure of such communication to such third party with respect to communications with the legal counsel engaged for the Current Representation; provided, that neither Purchaser nor its Affiliates may waive such privilege without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

Section 10.17.          DISCLAIMER.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE:  (A) THE REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V (AND THE CERTIFICATE REFERRED TO IN SECTION 8.02(C)), RESPECTIVELY, ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE WITH RESPECT TO SELLER, THE COMPANY AND THEIR RESPECTIVE SUBSIDIARIES AND THE COMPANY UNITS IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, (B) THE REPRESENTATIONS AND WARRANTIES OF PURCHASER SET EXPRESSLY SET FORTH IN ARTICLE VI (AND THE CERTIFICATE REFERRED TO IN SECTION 8.03(C)) ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE WITH RESPECT TO PURCHASER AND ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND (C) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (A) ABOVE, NONE OF SELLER, THE COMPANY, THEIR RESPECTIVE SUBSIDIARIES, ANY SELLER RELATED PARTY OR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE VALUE, MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF SELLER, THE COMPANY OR THEIR RESPECTIVE SUBSIDIARIES OR THE COMPANY UNITS.  EACH OF (I) PURCHASER, ON BEHALF OF ITSELF AND THE PURCHASER RELATED PARTIES AND (II) SELLER, ON BEHALF OF ITSELF AND THE SELLER RELATED PARTIES, AGREES (1) THAT IN DETERMINING TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SUCH PERSONS ARE NOT RELYING UPON, AND HAVE NOT BEEN INDUCED BY, ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY SELLER AND THE COMPANY AS SET FORTH IN ARTICLE IV, ARTICLE V, ARTICLE VI AND THE CERTIFICATES REFERRED TO IN SECTION 8.02(C) AND 8.03(C) RESPECTIVELY, (2) THAT NEITHER PARTY NOR ANY PURCHASER RELATED PARTY OR SELLER RELATED PARTY WILL HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN ARTICLE IV, ARTICLE V, ARTICLE VI AND THE CERTIFICATES REFERRED TO IN SECTION 8.02(C) AND 8.03(C) RESPECTIVELY, AND (3) THAT PURCHASER SHALL ACQUIRE THE COMPANY UNITS, THE COMPANY AND ITS SUBSIDIARIES AND THE BUSINESS AND ASSETS THEREOF WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” AND “WITH ALL FAULTS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN ARTICLE IV, ARTICLE V AND THE CERTIFICATES REFERRED TO IN SECTION 8.02(C).

Section 10.18.          Due Diligence Review.  Purchaser agrees, on behalf of itself and each Purchaser Related Party:  (a) that it has completed its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the Company and its Subsidiaries and their businesses, operations and assets and (b) that in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties of Seller and the Company expressly contained in Article IV and Article V hereof (and the certificate referred to in Section 8.02(c)), respectively.

Section 10.19.          Mutual Release.

(a)          As of the Closing, Purchaser, on its own behalf and on behalf of the Purchaser Related Parties (including, as of immediately following the Closing, the Company and its Subsidiaries) (each of the foregoing, together with Purchaser, a “Purchaser Releasing Person”) hereby release and forever discharge each of Seller and each other Seller Related Party (each, a “Seller Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, which have been or could have been asserted against any Seller Released Person, which any Purchaser Releasing Person has or ever had, which arises out of or relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Company and its Subsidiaries; provided that the parties acknowledge and agree that this Section 10.19(a) does not apply to and shall not constitute a release of any rights or obligations (i) to the extent arising under any provision of this Agreement that survives the Closing in accordance with Section 9.01 or any Transaction Document or any documents or instruments delivered in connection with this Agreement or any Transaction Document, (ii) relating to any matter between the Company or its Subsidiaries, on one hand, and any of its directors, managers, officers, employees or advisors with respect to matters arising in connection with the management or operation of the businesses of the Company and its Subsidiaries (including any claim for indemnification or expense reimbursement pursuant to the Organizational Documents of the Company or its Subsidiaries (as in effect as of the date hereof) or this Agreement), (iii) to the extent arising in connection with Fraud or (iv) any matter arising between a portfolio company or limited partner (or equity or debt investor) of a Purchaser Releasing Person, on the one hand, and a Seller Released Person,  on the other hand, that is unrelated to the transactions contemplated hereunder.

(b)          As of the Closing, Seller, on its own behalf and on behalf of the Seller Related Parties (each of the foregoing, together with Seller, a “Seller Releasing Person”) hereby release and forever discharge each of Purchaser and each other Purchaser Related Party (each, a “Purchaser Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, which have been or could have been asserted against any Purchaser Released Person, which any Seller Releasing Person has or ever had, which arises out of or relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Company and its Subsidiaries; provided that the parties acknowledge and agree that this Section 10.19(b) does not apply to and shall not constitute a release of any rights or obligations (i) to the extent arising under any provision of this Agreement that survives the Closing in accordance with Section 9.01 or any Transaction Document or any documents or instruments delivered in connection with this Agreement or any Transaction Document, (ii) to the extent arising in connection with Fraud or (iii) any matter arising between a portfolio company or limited partner (or equity or debt investor) of a Seller Releasing Person, on the one hand, and a Purchaser Released Person, on the other hand, that is unrelated to the transactions contemplated hereunder.

Section 10.20.          Interpretation. The words “hereof”, “herein”, “hereto”, “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The term “dollars” and character “$” shall mean United States dollars. The term “including” shall mean including, without limitation, and the words “include” and “includes” shall have corresponding meanings and such words shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them. The term “or” is not exclusive, unless the context otherwise requires. The terms “party”, “parties”, “parties hereto”, “parties to this Agreement” and similar terms, when used in this Agreement, shall refer to Purchaser, Seller and/or the Company, as applicable, unless the context expressly otherwise requires. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any matter set forth in any section of any Schedule shall be deemed to be referred to and incorporated in all other sections of the Schedules to which such matter’s relevance is reasonably apparent on its face. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Any reference in this Agreement to gender shall include all genders and the neuter. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Any agreement, instrument or statute defined or referred to herein or any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver of consent and (in the case of statutes) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any agreement referred to herein shall include reference to all exhibits, schedules and other documents or agreements attached thereto, to the extent such exhibits, schedules and other documents were made available to Purchaser.  A reference to information “made available,” “provided” or “delivered” to Purchaser shall mean that such information was contained in the “Hawk” virtual data room administered by or on behalf of Seller and the Company and hosted on Datasite at least twenty-four (24) hours prior to the date of this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

Section 10.21.          Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action (whether in Law or in equity, whether in Contract or in tort or otherwise), involving the Debt Financing Sources, arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Agreements or any of the transactions contemplated by this Agreement or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in the Borough of Manhattan in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each party irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such Subject Courts and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York, except as otherwise set forth in the Debt Commitment Letter, including with respect to (i) the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred), (ii) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term is defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Purchaser or any of its Affiliates have the right to terminate its or their obligations hereunder pursuant to Section 9.02 or decline to consummate the Closing as a result thereof pursuant to Section 9.02(a) and (iii) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any other jurisdiction; (b) agrees not to bring or support or permit any of its Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Agreements or any of the transactions contemplated by this Agreement or thereby or the performance of any services thereunder in any forum other than any Subject Court; (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such Subject Court; (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any legal action brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Agreements or any of the transactions contemplated by this Agreement or thereby or the performance of any services hereunder or thereunder; (e) agrees that none of the Debt Financing Sources will have any liability to any of Seller, the Company, the Company’s Subsidiaries or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Agreements or any of the transactions contemplated by this Agreement or thereby or the performance of any services hereunder or thereunder and that none of Seller, the Company, the Company’s Subsidiaries or any of their respective Affiliates shall bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise), against any of the Debt Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Agreements or any of the transactions contemplated by this Agreement or thereby or the performance of any services hereunder or thereunder; (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Debt Financing Source or the transactions contemplated by this Agreement, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason; and (g) agrees (i) that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 10.21 (or the definitions of any terms used in this Section 10.21) and (ii) to the extent any amendment to or modification of any provision of this Section 10.21 (or, solely as they relate to such Section, the definitions of any terms used in this Section 10.21) are materially adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent of the adversely affected Debt Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 10.21 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party, including the Debt Commitment Letter.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

ARUNDEL SQUARE GARDEN LLC

By:	/s/ Lewis Schwartz
Name: Lewis Schwartz
Title: Authorized Signatory

BARNSBURY ESTATE LLC

By:	/s/ Lewis Schwartz
Name: Lewis Schwartz
Title: Authorized Signatory

[Signature Page to Securities Purchase Agreement]

GIBRALTAR INDUSTRIES, INC.

By:	/s/ William T. Bosway
Name: William T. Bosway
Title: Chairman of the Board, President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]